UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Saks Incorporated

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12 E. 49th Street

New York, New York 10017

April 22, 2008

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of the Shareholders of Saks Incorporated to be held at 11:30 a.m. Eastern Time, on Wednesday, June 4, 2008, at The Ritz-Carlton Buckhead located at 3434 Peachtree Road, Atlanta, Georgia 30326.

The Notice of Annual Meeting of Shareholders and Proxy Statement accompanying this letter describe the specific business to be acted upon. Your vote is very important. We ask that you vote over the Internet, by telephone or return your proxy card in the postage-paid envelope as soon as possible.

I hope you will be able to join us, and I look forward to seeing you.

Sincerely,

Stephen I. Sadove Chairman and Chief Executive Officer

12 E. 49th Street

New York, New York 10017

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Saks Incorporated:

Notice is hereby given that the Annual Meeting of the Shareholders of Saks Incorporated (the “Company”) will be held at 11:30 a.m. Eastern Time, on Wednesday, June 4, 2008, at The Ritz-Carlton Buckhead located at 3434 Peachtree Road, Atlanta, Georgia 30326:

1. To elect one Class I and three Class II directors to hold office for the terms specified or until their respective successors have been elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year ending January 31, 2009;

3. To vote on a shareholder proposal concerning cumulative voting for the election of directors; and

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on April 1, 2008 are entitled to notice of, and to vote at, the meeting.

Shareholders are cordially invited to attend the meeting in person; however, to assure your representation at the Annual Meeting, you are urged to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. Any stockholder of record attending the Annual Meeting may vote in person, even if she or he has voted over the Internet, by telephone or returned a completed proxy card.

By order of the Board of Directors,

Julia Bentley

Secretary

April 22, 2008

PROXY STATEMENT

Information Concerning the Solicitation

This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of the Shareholders (the “Annual Meeting”) of Saks Incorporated, a Tennessee corporation (the “Company”), to be held on June 4, 2008.

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company. Directors, officers, and employees of the Company may solicit proxies by telephone, Internet, telecopier, mail, or personal contact. In addition, the Company has retained Georgeson Inc., New York, New York, to assist with the solicitation of proxies for a fee not to exceed $11,500, plus reimbursement of out-of-pocket expenses. Arrangements will be made with brokers, nominees, and fiduciaries to send proxies and proxy materials at the Company’s expense to their principals.

Pursuant to new rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, the Company will mail, on or about April 22, 2008, a Notice of Internet Availability of Proxy Materials to its shareholders of record and beneficial owners at the close of business on April 1, 2008. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all shareholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. These proxy materials will be available free of charge.

The Notice of Internet Availability of Proxy Materials will identify the website where the proxy materials will be made available; the date, time and location of and directions to the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the proxy statement, our Annual Report to shareholders and a form of proxy relating to the Annual Meeting; information on how to access the form of proxy; and information on how to attend the meeting and vote in person.

Your vote is extremely important. We appreciate your taking the time to vote promptly. After reading the Proxy Statement, please vote, at your earliest convenience by telephone or Internet, or request a proxy card to complete, sign and return by mail. If you decide to attend the Annual Meeting and would prefer to vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. Instructions for voting over the Internet or by telephone are set forth in the Notice of Internet Availability of Proxy Materials and enclosed proxy card. You have the power to revoke the proxy at any time before the shares subject to it are voted by (i) returning a later-dated proxy, (ii) entering a new vote by telephone or on the Internet, (iii) delivering written notice of revocation to the Company’s Secretary, or (iv) voting in person by ballot at the Annual Meeting. If your shares are registered in the name of a bank or brokerage firm, you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares in accordance with your instructions.

If you properly vote over the Internet, by telephone or complete and mail your proxy card, your shares will be voted at the Annual Meeting in the manner that you direct. In the event you return a signed proxy card on which no directions are specified, your shares will be voted FOR the election of the Class I director nominee and the three Class II director nominees (Item 1), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2009 (“2008”) (Item 2), and AGAINST the proposal regarding cumulative voting that was submitted by a shareholder (Item 3).

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting. A quorum must be present in order for the Annual Meeting to be held. In order for the quorum requirement to be satisfied, a majority of the issued and outstanding shares of Common Stock of the Company (“Common Stock”) entitled to vote at the meeting must be present in person or represented by proxy. The election inspectors will treat abstentions and “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers will not have discretionary voting power with respect to the proposal submitted by the shareholder (Item 3).

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for election to the Board of Directors. The number of nominees proposed by the Board of Directors to be re-elected as directors at the Annual Meeting is the same as the number of directors to be elected, and no shareholder has utilized the procedures provided in the Company’s Amended and Restated By-laws (the “By-laws”) to nominate an additional person or persons for election to the Board of Directors at the Annual Meeting (see “Shareholders’ Proposals or Nominations for 2009 Annual Meeting”). As a result, in accordance with the Tennessee Business Corporation Law, each nominee proposed for re-election at the Annual Meeting who receives an affirmative vote at the Annual Meeting in person or by proxy will be elected. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the other proposals, which will be approved if the votes cast favoring the action exceed the votes cast opposing the action. As such, abstentions and broker non-votes will have no effect on the outcome of such matters.

In accordance with rules and regulations recently adopted by the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we are now furnishing proxy materials to our stockholders on the Internet.

Outstanding Voting Securities

Only shareholders of record at the close of business on April 1, 2008 are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 144,369,702 shares of Common Stock. Each share has one vote.

Listed in the following table are the number of shares owned by each director, the executive officers named in the Summary Compensation Table under the caption “Executive Compensation” (the “Named Executive Officers”), and all directors and executive officers of the Company as a group as of April 1, 2008. Except as otherwise noted, each of the persons named in the table below has sole voting and investment power with respect to the shares shown as beneficially owned by him or her. The table also includes the beneficial owners as of April 1, 2008 (unless otherwise noted) of more than 5% of the outstanding Common Stock who are known to the Company.

Name of Beneficial Owner (and Address if “Beneficial Ownership” Exceeds 5%)	Total Shares Beneficially Owned (1)		Percentage of Common Stock Ownership
Carolyn R. Biggs	182,009		*
Stanton Bluestone	15,000		*
Robert B. Carter	15,000		*
Ronald de Waal	143,063		*
Ronald Frasch	474,771		*
Michael S. Gross	42,319		*
Donald E. Hess	164,878		*
Marguerite W. Kondracke	37,419		*
Jerry W. Levin	5,000		*
Nora P. McAniff	28,743		*
C. Warren Neel	44,860		*
Michael Rodgers	134,332		*
Stephen I. Sadove	1,131,750	(2)	*
Christopher J. Stadler	49,725		*
Kevin G. Wills	148,465		*

All Directors and Executive Officers as a group (23 persons)	3,533,008		2.43%

5% Owners:
Baugur Group hf	12,210,000	(3)(4)	8.46%
Capital World Investors	8,167,500	(3)(5)	5.66%
Inmobiliaria Carso, S.A. de C.V.	13,300,000	(3)(6)	9.21%
Marsico Capital Management, LLC	21,619,264	(3)(7)	14.97%
Prudential Financial, Inc.	15,567,912	(3)(8)	10.78%

*	Owns less than 1% of the total outstanding shares of Common Stock.

(1)	Includes (a) shares that the following persons have a right to acquire within sixty days after April 1, 2008 through the exercise of stock options and (b) shares of restricted stock (including performance shares) for which the restrictions have not lapsed: Ms. Biggs (31,073; 149,740), Mr. Bluestone (0; 10,000), Mr. Carter (0; 15,000), Mr. de Waal (75,063; 18,000), Mr. Frasch (25,000; 412,531), Mr. Gross (27,545; 12,000), Mr. Hess (54,878; 8,000), Ms. Kondracke (13,083; 12,000), Mr. Levin (0; 5,000), Ms. McAniff (13,773; 9,600), Dr. Neel (4,821; 12,000), Mr. Rodgers (34,122; 96,645), Mr. Sadove (117,763; 478,877), Mr. Stadler (24,101; 12,000), Mr. Wills (3,282; 105,962), and all directors and executive officers as a group (543,414; 2,078,496).
(2)	Does not include an amount equal to 177,088 shares of Common Stock held in Mr. Sadove’s stock grant account under the Saks Incorporated Deferred Compensation Plan.

(3)	Information in the table and in notes 4 through 8 below relating to the beneficial owners of Common Stock (and any related entities or persons) is as of the dates indicated and was obtained from the schedules indicated as filed with the SEC as follows: (a) as of October 29, 2007 from the Form 13D/A filed on October 29, 2007 for Baugur Group hf (“Baugur”) and Jon Asgeir Johannesson (“Johannesson”); (b) as of December 31, 2007 from the Form 13G filed on February 11, 2008 for Capital World Investors (“Capital World”); (c) as of December 31, 2007 from the Form 13G/A filed on February 13, 2008 for Inmobiliaria Carso, S.A. de C.V. (“Inmobiliaria”) by Carlos Slim Helu (which includes beneficial ownership of Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit, Johanna Monique Slim Domit (collectively “the Slim family”) (see Note 6)); (d) as of December 31, 2007 from the Form 13G/A filed on February 14, 2008 for Marsico Capital Management, LLC (“Marsico”) and (e) as of December 31, 2007 from the Form 13G/A filed on January 10, 2008 for Prudential Financial, Inc. (“Prudential”).
(4)	Baugur and Johannesson reported shared voting and shared dispositive power over 12,210,000 shares of Common Stock. Baugur’s beneficial ownership arises through a series of Icelandic forward contracts entered into with Landsbanki Islands hf (“Landsbanki”). Pursuant to each forward contract, Baugur has, on the contract maturity date, the right to require Landsbanki to sell to it the number of shares of Common Stock to which the forward contract relates for a price specified in each forward contract. Baugur also disclosed in its filing that it would like to explore the possibility of making a proposal for the acquisition of the Company. The principal address of Baugur and Johannesson is Tungotu 6, 101 Reykjavik, Iceland.
(5)	Capital World reported sole voting power over 7,517,5000 shares of Common Stock and sole dispositive power over 8,167,500 shares of Common Stock as a result of Capital World acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. The principal business address for Capital World is 333 South Hope Street, Los Angeles, California 90071.
(6)	Inmobiliaria beneficially owns directly 13,300,000 shares of Common Stock. The Slim family beneficially owns all of the outstanding voting equity securities of Inmobiliaria. As a result, each member of the Slim family may be deemed to have indirect beneficial ownership of the 13,300,000 shares of Common Stock beneficially owned directly by Inmobiliaria. The principal business address for each member of the Slim family is Paseo de las Palmas 736, Colonia Lomas de Chapultepec, 11000 Mexico D.F., Mexico.
(7)

Marsico reported sole voting power over 21,396,471 shares of Common Stock and sole dispositive power over 21,619,264 shares of Common Stock. The principal business address for Marsico is 1200 17th Street, Suite 1600, Denver, Colorado 80202.

(8)	Prudential reported sole voting and sole dispositive power over 661,468 shares of Common Stock, shared voting power over 9,950,907 shares of Common Stock, shared dispositive power over 14,906,444 shares of Common Stock, and aggregate beneficial ownership of 15,567,912 shares of Common Stock. Prudential is the parent company of Jennison Associates LLC (“Jennison”). In a separate Form 13G/A filing made on February 14, 2008, Jennison reported beneficial ownership of 15,493,044 shares of Common Stock as of December 31, 2007, which is included in the total Prudential beneficial ownership number of 15,567,912. The principal business address for Prudential is 751 Broad Street, Newark, New Jersey 07102-3777.

The Company encourages its executive officers, other senior management, and directors to hold a personally meaningful equity interest in the Company, and stock ownership guidelines have been established for directors and selected executives. The Company believes Common Stock ownership aligns the interests of management, directors, and shareholders. See “Executive Compensation—Compensation Discussion and Analysis—What Do Our Compensation Programs Reward?” for information concerning the Company’s stock ownership guidelines for the selected executives.

ELECTION OF DIRECTORS

(Item 1)

The Company’s Amended and Restated Charter provides that the Board of Directors shall be divided into three classes, designated as Class I, Class II, and Class III. The terms of Class I, II, and III will expire at the annual meetings of shareholders in 2010, 2008, and 2009, respectively. The Board of Directors proposes the re-election of three Class II directors, Michael S. Gross, Nora P. McAniff and Stephen I. Sadove and the election of one Class I director, Jerry W. Levin. Mr. Levin was elected by the Board to fill a vacancy on November 26, 2007 and, accordingly, is being nominated for election by the Company’s shareholders for the first time.

See “Corporate Governance—Corporate Governance Committee” for a discussion of the Corporate Governance Committee’s process to identify and select director candidates.

The Board of Directors’ current policy is that no director will be nominated by the Board to stand for re-election after reaching age 72, although the Board may determine, in special circumstances, that this policy should not apply with respect to any particular director. Accordingly, current Class II director Stanton J. Bluestone is not standing for reelection and will retire from the Board of Directors on June 4, 2008.

The one Class I director standing for election, the three Class II directors standing for re-election and the six directors whose terms continue after the Annual Meeting will comprise the Board of Directors. Each director will hold office for the term specified and until the director’s successor is elected and qualified. Unless otherwise instructed by the shareholder, the persons named in the proxy card intend to vote for the election of Mr. Levin as a Class I director and Messrs. Gross and Sadove and Ms. McAniff as Class II directors. Proxies cannot be voted for a greater number of persons than the number of nominees named and standing for election at the Annual Meeting.

We have provided below information about the nominees and other directors. The business associations shown have continued for more than five years unless otherwise noted.

Name, Principal Occupation, and Directorships	Age	Director Since
NOMINEES FOR DIRECTOR:

Class I (term expiring in 2010):

Jerry W. Levin	64	2007
Chairman of JW Levin Partners LLC, a management service firm, since February 2005; and Vice Chairman of Clinton Group, an investment firm, since December 2007. Mr. Levin served as Chairman, President, and Chief Executive Officer of American Household, Inc., a global provider of branded consumer products and the holding company for Sunbeam Products, and The Coleman Company, from June 1998 through January 2005. Mr. Levin also served as interim Chief Executive Officer, from September 2006 to April 2007, and as Chairman, from September 2006 to April 2008, of The Sharper Image, a specialty retailer. Mr. Levin serves on the boards of directors of Ecolab, Inc., U.S. Bancorp, and Wendy’s International, Inc.

Name, Principal Occupation, and Directorships	Age	Director Since
Class II (terms expiring in 2011):

Michael S. Gross	46	1994
Since July 2006, Mr. Gross has been co-chairman of the investment committee of Magnetar Financial LLC, an investment management firm, and a senior partner in Magnetar Capital Partners LP, the holding company for Magnetar Financial LLC. Since March 2007, Mr. Gross has served as the Chairman, Chief Executive Officer, and managing member of Solar Capital, LLC, a finance company focusing on debt and equity investments in leveraged companies. Mr. Gross has been the Chairman, Chief Executive Officer, and Secretary of Marathon Acquisition Corp. since April 2006. Between February 2004 and February 2006, Mr. Gross was the President and Chief Executive Officer of Apollo Investment Corporation, a publicly traded business development company that he founded and on whose board of directors and investment committee he served as Chairman from February 2004 to July 2006, and was the managing partner of Apollo Investment Corporation. From 1990 to February 2006, Mr. Gross was a senior partner at Apollo Management LP, a private equity firm that he co-founded in 1990. In addition, from 2003 to February 2006, Mr. Gross was the managing partner of Apollo Distressed Investment Fund, an investment fund that he founded. He also serves on the boards of directors of Alternative Asset Management Acquisition Corporation, Jarden Corporation, Marathon Acquisition Corp., and United Rentals, Inc.

Nora P. McAniff	49	2002
Chief Operating Officer of Time, Inc., a magazine publisher, from December 2005 until January 2007. Ms. McAniff served as Executive Vice President of Time, Inc. between September 2002 and December 2005. She served as Group President of the People Magazine Group of Time, Inc. between January 2001 and August 2002 and President of People Magazine between October 1998 and January 2001.

Stephen I. Sadove	56	1998
Chief Executive Officer of the Company since January 2006 and Chairman of the Board of the Company since May 2007. Mr. Sadove joined the Company in January 2002 as Vice Chairman and served in that capacity until March 2004. He served as Vice Chairman and Chief Operating Officer of the Company from March 2004 until January 2006. Mr. Sadove served as Senior Vice President of Bristol-Myers Squibb, a beauty, nutritional, and pharmaceutical company, and President of Bristol-Myers Squibb Worldwide Beauty Care from 1996 to January 2002. Mr. Sadove serves on the boards of directors of Colgate-Palmolive Company and Ruby Tuesday, Inc.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION AS DIRECTORS OF THE ABOVE-LISTED NOMINEES.

CONTINUING DIRECTORS:

Class III (terms expiring in 2009):

Ronald de Waal	56	1985
Vice Chairman of the Company’s Board of Directors from 2000 until February 2007. Chairman of WE International, B.V., a Netherlands corporation, which operates fashion specialty stores in Belgium, the Netherlands, Switzerland, Germany, and France. Mr. de Waal serves on the board of directors of Post Properties, Inc.

Name, Principal Occupation, and Directorships	Age	Director Since
Marguerite W. Kondracke	62	1996
Since October 2004 President and Chief Executive Officer of America’s Promise—The Alliance for Youth, a not-for-profit children’s advocacy organization founded in 1997 by General Colin Powell. She was employed in the following positions: Staff Director, U.S. Senate Subcommittee on Children and Families between April 2003 and September 2004; President and Chief Executive Officer of The Brown Schools, the nation’s largest provider of treatment services for troubled adolescents, from August 2000 to April 2003; and President and Chief Executive Officer of Frontline Group, Inc., an employee training company, from July 1999 to August 2000. Ms. Kondracke is co-founder, former Chief Executive Officer, and currently a board member of Bright Horizons Family Solutions and also serves on the board of directors of LifePoint Hospitals, Inc.

C. Warren Neel	69	1987
Executive Director of the Center for Corporate Governance at the University of Tennessee, Knoxville, since February 2003. Dr. Neel served as Commissioner of Finance and Administration for the State of Tennessee from July 2000 to January 2003. He served as the Dean of the College of Business Administration at the University of Tennessee, Knoxville, from 1977 until June 2000. Dr. Neel serves on the board of directors of Healthways, Inc.

Christopher J. Stadler	43	2000
Managing Partner of CVC Capital Partners, an investment company, since March 2007. He served as Managing Director and Head of Corporate Investment North America of Investcorp International, Inc., an investment company, from 1996 through January 2007.

Class I (terms expiring in 2010):

Robert B. Carter	48	2004
Executive Vice President of FedEx Information Services and Chief Information Officer of FedEx Corporation, an international provider of transportation, information, international trade support, and supply chain services. Mr. Carter serves on the board of directors of First Horizon National Corporation.

Donald E. Hess	59	1996
Lead Director of the Company’s Board of Directors since February 2007. Chief Executive Officer of Southwood Partners, a private investment company. Mr. Hess served as Chairman Emeritus of Parisian from January 1998 until October 2006, Chairman of the Parisian group of the Company from April 1997 until his retirement in December 1997, and President and Chief Executive Officer of Parisian, Inc. from 1986 to April 1997.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2)

The Audit Committee of the Company’s Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for 2008. While not required to do so, the Company is asking the shareholders to ratify the Audit Committee’s appointment as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider the appointment.

PricewaterhouseCoopers LLP (or their predecessor firm Coopers & Lybrand) has audited the financial statements of the Company since 1991. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE SHAREHOLDERS VOTE “FOR” SUCH RATIFICATION (ITEM 2).

PricewaterhouseCoopers LLP Fees and Services in 2007 and 2006

Aggregate fees for professional services rendered to the Company by PricewaterhouseCoopers LLP for the Company’s fiscal year ended February 2, 2008 (“2007”) and the Company’s fiscal year ended February 3, 2007 (“2006”) were:

	2007	2006
Audit—Professional services for audits of the consolidated financial statements and internal controls of the Company and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q.	$1,068,192	$1,316,656

Audit-Related—Assurance and related services including benefit plan audits and new accounting pronouncement implementation.	219,860	138,950

Tax—	—	—

All Other—All other services includes a license fee for a technical research application.	1,500	1,500

Total	$1,289,552	$1,457,106

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Audit Committee Report

The primary function of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of the Company’s financial reporting and audit processes, the Company’s system of internal control, and the Company’s process for monitoring compliance with laws, regulations, and policies. The Board of Directors of the Company has approved an Audit Committee Charter that describes the responsibilities of the Audit Committee.

Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements, and for the public reporting process. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the Company’s audited consolidated financial statements for 2007, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and PricewaterhouseCoopers LLP’s evaluation of the Company’s internal control over financial reporting. The Audit Committee also has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards AU (S) 380).

The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP that are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee also concluded that PricewaterhouseCoopers LLP’s provision of audit and non-audit services to the Company and its affiliates is compatible with PricewaterhouseCoopers LLP’s independence.

Based upon its review of the Company’s audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements for 2007 in the Company’s Annual Report on Form 10-K for 2007 for filing with the Securities and Exchange Commission.

Audit Committee

C. Warren Neel, Committee Chair

Stanton J. Bluestone

Michael S. Gross

Marguerite W. Kondracke

Jerry W. Levin

PROPOSAL BY A SHAREHOLDER CONCERNING CUMULATIVE VOTING

(Item 3)

The following proposal was submitted by a shareholder. We have included the proposal and supporting statement exactly as submitted by the proponent for the proposal. To make sure readers can easily distinguish between material provided by the proponent and material provided by the Company, we have placed a box around material provided by the proponent.

Mrs. Evelyn Y. Davis, 2600 Virginia Avenue, NW, Suite 215, Washington, D.C. 20037, owner of 600 shares of the Company’s Common Stock, submitted the following proposal, which is OPPOSED by the Board of Directors:

RESOLVED: “That the stockholders of SAKS INC., assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 35,812,340 shares, representing approximately 31.6% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

Statement Against Shareholder Proposal

The Board of Directors unanimously recommends a vote AGAINST this proposal for the following reasons:

This same proposal has been submitted at each Annual Meeting of Shareholders since 2002 and was rejected by shareholders at each meeting.

The Board of Directors believes that the present system of voting for directors is more likely to assure that the Board will act in the interests of all of the Company’s shareholders.

Cumulative voting could make it possible for an individual shareholder or group of shareholders with special interests to elect one or more directors to the Company’s Board of Directors. Such a shareholder or group could have goals that were inconsistent, and could conflict, with the interests and goals of the majority of the Company’s shareholders. A system of cumulative voting could also result in more adversarial relationships among directors, which could diminish the Board’s effectiveness. Moreover, directors elected by cumulative voting may feel an obligation to represent the special interest groups that elected them rather than all shareholders generally. By contrast, the present system of voting utilized by the Company and by most major publicly traded corporations promotes the election of a more effective Board of Directors in which each director represents the shareholders as a whole.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL (ITEM 3).

Corporate Governance

Board Practices

The Board met eight times during 2007. At each regular Board meeting, the non-employee directors also meet separately with Mr. Sadove and then without him. The Company’s Lead Director, Donald E. Hess, presides over non-employee director sessions.

The Company’s Board of Directors has adopted Corporate Governance Guidelines. The Company’s Board of Directors has also adopted a Code of Business Conduct and Ethics (the “Code of Business Conduct”) in compliance with New York Stock Exchange (“NYSE”) and SEC standards. The Chief Executive Officer, the Principal Financial Officer, other employees of the Company, and members of the Board must comply with the Code of Business Conduct. The Code of Business Conduct and the Corporate Governance Guidelines are posted on the Company’s web site at www.saksincorporated.com and are available in print to any person who sends a written request to the Company’s General Counsel at 12 E. 49th Street, New York, New York 10017. Waivers and amendments to the policies and procedures set forth in the Code of Business Conduct will be disclosed by means of an appropriate statement on www.saksincorporated.com.

The Board reviews its own performance annually and routinely reviews and plans for succession of the Company’s executive team.

Director Independence

Under the Company’s Corporate Governance Guidelines, a significant majority of the Board should be composed of independent directors as required under the NYSE corporate governance listing standards. The Board of Directors has adopted categorical independence standards that supplement the NYSE corporate governance listing standards. Under these standards, which are available at www.saksincorporated.com, (i) no director will qualify as “independent” unless the Board of Directors affirmatively determines that the director does not have a material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company), and (ii) no director will be independent if the director has any of the following relationships:

•	The director is an employee of the Company or has been an employee of the Company at any time within the preceding three years.

•	A member of the director’s immediate family is an executive officer of the Company or has been an executive officer of the Company at any time within the preceding three years.

•

The director or an immediate family member of the director received during any 12 month period within the last three years more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service).

•

The director is a current partner or employee of the Company’s internal or external audit firm, or the director was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

A member of the director’s immediate family (A) is a current partner of a firm that is the Company’s internal or external auditor, (B) is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or (C) was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

The director is, or within the preceding three years has been, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on the other company’s compensation committee.

•

A member of the director’s immediate family is, or within the preceding three years has been, employed as an executive officer of another company where any of the Company’s present executive officers serves or served on the other company’s compensation committee.

•

The director is an employee of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any one of the three most recent fiscal years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

•

A member of the director’s immediate family is an executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any one of the three most recent fiscal years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

•

The director or an immediate family member is, or has been within the last three years, a director or executive officer of another company that is indebted to the Company, or to which the Company is indebted, if the total amount of either company’s indebtedness for borrowed money to the other is or was 2% or more of the other company’s total consolidated assets.

•

The director or an immediate family member is, or has been within the last three years, an officer, director or trustee of a charitable organization if the annual charitable contributions to the organization by the Company or any executive officer of the Company exceeds or exceeded the greater of $1 million, or 2% of such charitable organization’s gross revenue.

The Board reviewed all relevant relationships between the Company and each of Stanton J. Bluestone, Robert B. Carter, Ronald de Waal, Michael S. Gross, Donald E. Hess, Marguerite W. Kondracke, Jerry W. Levin, Nora P. McAniff, C. Warren Neel, and Christopher J. Stadler, comprising all of the non-employee directors. The Board affirmatively determined that none of the non-employee directors has a material relationship with the Company directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. In determining that Mr. Carter is an independent director, the Board considered Mr. Carter’s employment as Executive Vice President of FedEx Information Services and Chief Information Officer of FedEx Corporation. During 2007, the Company obtained overnight package delivery and related services from FedEx Corporation for which the Company paid fees that it believes were not greater than the fees the Company would have paid to comparable firms to obtain similar services. In determining that Ms. McAniff is an independent director, the Board considered Ms. McAniff’s employment until January 2007 as Chief Operating Officer of Time, Inc., a subsidiary of Time Warner Inc. During 2006, the Company placed advertising in publications owned by subsidiaries of Time Warner Inc. for which the Company paid advertising rates that it believes were not greater than the advertising rates the Company would have paid to comparable firms to obtain similar services. The Board also concluded that none of the non-employee directors has any of the disqualifying relationships identified above. Consequently, the Board has determined that all of the non-employee directors are independent within the meaning of the NYSE rules and the Board’s categorical standards.

Board Committees

The Board of Directors has established Audit, Human Resources and Compensation, Corporate Governance, and Finance Committees. The Board determined that all members of the Audit, Human Resources and Compensation, and Corporate Governance Committees are independent within the meaning of the NYSE rules and the Board’s categorical standards. All members of the Audit Committee satisfy the standard for audit committee independence provided in the SEC rules.

Each of the Audit, Human Resources and Compensation, and Corporate Governance Committees operates under a written charter that meets the requirements of the NYSE corporate governance listing standards. Each charter is available at www.saksincorporated.com and in print to any person who sends a written request to the Company’s General Counsel, at 12 E. 49th Street, New York, New York 10017. Each committee conducts an annual performance evaluation of itself.

The Board and each of its committees has access, at the Company’s expense, to outside accounting, legal, corporate governance, and other advisors as and when Board or committee members determine advisor retention is advisable.

Audit Committee

The Audit Committee includes C. Warren Neel (Chair), Stanton J. Bluestone, Michael S. Gross, Jerry W. Levin and Marguerite W. Kondracke. The Audit Committee met seven times during 2007. The purpose of the Audit Committee is to (i) assist the Board in its oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the qualifications and independence of the Company’s independent registered public accounting firm, and (d) the performance of the Company’s internal auditors and the independent registered public accounting firm; and (ii) prepare the report of the Audit Committee required to be included in the Company’s annual proxy statement.

No member of the Audit Committee may serve on more than two other audit committees of public companies.

The Board of Directors determined that C. Warren Neel, Jerry W. Levin, Marguerite W. Kondracke and Michael S. Gross each is an “audit committee financial expert” as that term is defined in the rules of the SEC implementing requirements of the Sarbanes-Oxley Act of 2002. In reaching this determination, the Board of Directors considered, among other things, their relevant experience as described under “Election of Directors.”

Human Resources and Compensation Committee

The Human Resources and Compensation Committee (the “HRCC”) includes Christopher J. Stadler (Chair), Robert B. Carter, Donald E. Hess, Marguerite W. Kondracke and Nora P. McAniff. The HRCC met nine times during 2007. The primary purpose of the HRCC is to (i) discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers; (ii) review and recommend to the Board human resources plans, policies, and programs, as well as approve individual executive officer compensation intended to attract, motivate, retain, and appropriately reward associates in order to motivate their performance in the achievement of the Company’s business objectives and align their interests with the long-term interests of the Company’s shareholders; and (iii) provide oversight of the Company’s leadership development and succession processes and to assist the Board in developing and evaluating potential candidates for executive positions, including the Chief Executive Officer.

The HRCC has retained Frederic W. Cook & Co., Inc. (“Cook”) as the HRCC’s compensation consultant. Cook works exclusively for the HRCC and does not provide advice or services to management. Cook provides the HRCC with analysis and recommendations on the compensation for the Chief Executive Officer and other executive officers. The HRCC, the Company, and Cook are parties to an advisory services agreement dated September 26, 2006. The following is a summary of the salient features of the agreement:

•	Cook’s sole responsibility will be to the HRCC and the HRCC’s Chairman, and only the HRCC will have the authority to terminate Cook’s relationship with the HRCC.

•

Cook will perform the services contemplated by the agreement in a professional manner in accordance with industry standards and bring expertise, experience, independence, and objectivity to the HRCC’s deliberations with regard to issues presented to the HRCC.

•	Cook will work directly with members of the Company’s management only on matters under the HRCC’s oversight and with the knowledge and permission of the HRCC Chair.

•	Cook will deliver all advice to the HRCC in writing unless directed otherwise by the HRCC.

•	The Company will (i) indemnify and hold harmless Cook against any losses, claims, damages or liabilities to which Cook may be subject arising out of Cook’s engagement to provide the services and

(ii) reimburse Cook for all reasonable fees and expenses incurred by Cook in connection with the investigation of any pending or threatened claims, litigation or other legal or administrative proceedings arising from the provision of the services, including, but not limited to, attorneys’ fees and reasonable out-of-pocket expenses.

•

The Company will have no obligation to indemnify and hold harmless Cook with respect to losses, claims, damages, and liabilities arising out of or due to, directly or indirectly, (i) Cook’s breach of the agreement, (ii) Cook’s false or materially inaccurate written statement, (iii) Cook’s intentional misconduct or negligence, or (iv) Cook’s violation of law or regulation.

The HRCC also reviews information from the Hay Group, the compensation consultant used by the Company’s management, to set compensation for the Company’s executive officers other than the Chief Executive Officer. The Hay Group provides survey information detailing the pay practices of a select group of retailers, including information on base salary, annual incentives and long-term incentives.

The HRCC holds regularly scheduled meetings throughout the year and additional meetings are held as required. Prior to each meeting, the HRCC receives materials concerning matters that will be discussed, seeks consultation with Cook, and otherwise seeks to fully inform itself.

For additional information regarding the HRCC and the role of the Chief Executive Officer in making recommendations regarding individual compensation actions, see “Executive Compensation—Compensation Discussion and Analysis.”

Corporate Governance Committee

The Corporate Governance Committee includes Donald E. Hess (Chair), Robert B. Carter, Ronald de Waal, Nora P. McAniff, C. Warren Neel, and Christopher J. Stadler. The committee met four times during 2007. The primary purpose of the Corporate Governance Committee is to (i) identify, evaluate, and recommend to the Board individuals qualified to be directors of the Company for either appointment to the Board or to stand for election at a meeting of the shareholders, and (ii) develop and recommend to the Board corporate governance guidelines for the Company. The Corporate Governance Committee also makes recommendations with respect to shareholder proposals.

The Corporate Governance Committee does not have any single method for identifying director candidates, but will consider candidates suggested by a wide range of sources. In 2007, the Corporate Governance Committee retained an independent director search firm, Spencer Stuart, to make recommendations to the committee for new director candidates. Candidates must possess personal and business integrity, accountability, informed judgment, business literacy, and high performance standards and be able to contribute knowledge, experience, and skills in at least one of the following competencies: accounting and finance, management, marketing, industry knowledge, leadership, or strategy.

The Corporate Governance Committee also considers nominees for director recommended by shareholders. The Corporate Governance Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates. Shareholders wishing to recommend to the committee a nominee should write to the Corporate Governance Committee c/o the Secretary at 200 E. Broadway, Suite 315, Maryville, Tennessee 37804. Any recommendation submitted by a shareholder must include the same information concerning the candidate and the shareholder as would be required under the By-laws if the shareholder were nominating that candidate directly, which information requirements are described in this Proxy Statement under the caption “Shareholders’ Proposals or Nominations for 2009 Annual Meeting.”

Finance Committee

The Finance Committee includes Michael S. Gross (Chair), Ronald de Waal, Donald E. Hess, Jerry W. Levin and Christopher J. Stadler. The committee met twice during 2007. The Finance Committee: (i) ensures the capital structure of the Company is consistent with its long-term value-creating strategy, (ii) advises management on specific elements of its capital structure strategy, and (iii) approves, based on authority delegated from the Board of Directors, or recommends to the Board of Directors for approval, specific terms and parameters of certain financing transactions.

Meeting Attendance

The Board expects that all directors will devote sufficient time to the full performance of their Board duties and responsibilities, including attending all Board meetings and all meetings of committees on which the director serves. Any director who attends less than 75% of board and committee meetings in a fiscal year is required to provide a written explanation to the Board’s Corporate Governance Committee immediately following the fiscal year end. If the Corporate Governance Committee finds the explanation inadequate, the director will submit a letter of resignation to the Corporate Governance Committee, which will determine, based on all relevant facts and circumstances (including the needs of the Board), whether to recommend to the Board that it accept the director’s resignation.

Each Director attended 75% or more of the aggregate number of meetings of the Board of Directors and the committee(s) on which such director served during fiscal year 2007. The overall average percentage for directors’ meeting attendance was 93%.

Directors are encouraged, but not required, to attend annual meetings of shareholders. Nine of the then eleven directors attended the Company’s June 2007 Annual Meeting. Messrs. de Waal and Gross did not attend due to business conflicts.

Policy and Process Regarding Communications with the Board

The Board of Directors has adopted a policy and process for shareholders and other interested parties to communicate with the Board or an individual director, including Lead Director Mr. Hess, who presides over the non-employee director sessions, or with the non-employee directors as a group. Shareholders and other interested parties may communicate with the Board collectively, or with any of its individual members, by writing to them c/o the Secretary at 200 E. Broadway, Suite 315, Maryville, Tennessee 37804. The Secretary, with the advice of the Company’s General Counsel, will have discretion to determine whether shareholder communications are proper for submission to the intended recipient. Examples of shareholder communications that would be considered presumptively inappropriate for submission include communications regarding the Company’s pricing of products or services, personal grievances, solicitations, communications that do not relate, directly or indirectly, to the Company, and communications that are duplicative of previously submitted communications or are frivolous in nature. Additional information concerning the Company’s process regarding communications with the Board of Directors may be found at www.saksincorporated.com.

Executive Compensation

Compensation Discussion and Analysis

This section provides information regarding the compensation programs and practices as they relate to the total compensation for the Company’s Named Executive Officers for 2007. This section does not include information regarding the Company’s former Chairman and former President and Chief Administrative Officer. All references in this section to “executive officers” include the Named Executive Officers. This section includes information regarding, among other things, the overall objectives of the Company’s compensation programs and practices, the rationale for the level and mix of rewards provided, and a discussion of the manner in which the various elements of executive pay support the Company’s business objectives.

The responsibilities of the HRCC include approving the Company’s compensation programs and individual awards to the Named Executive Officers under such programs. A detailed description of the HRCC’s specific responsibilities is contained in the HRCC’s Charter, which can be viewed at www.saksincorporated.com.

The HRCC seeks to ensure that a substantial portion of total compensation paid to the Named Executive Officers and other executive officers is performance-based, consisting of annual cash bonuses and, within the limits established by the Company’s 2004 Long-Term Incentive Plan (the “2004 Plan”) approved by the Company’s shareholders at the 2004 Annual Meeting of Shareholders, performance-share awards, and stock options. Performance-based compensation is directly linked to clearly defined financial measures, and in some cases, corporate objectives with defined metrics, thresholds and milestones. The HRCC believes that the Company’s achievement of the established financial measures and the Named Executive Officers’ achievement of key corporate objectives will in large part reward the Company’s shareholders. If the Company does not meet the established financial measures or corporate objectives performance-based compensation would be appropriately reduced or entirely forfeited depending on the extent to which the performance measures are not achieved.

What are the Objectives of our Compensation Policies?

The objectives of the Company’s compensation policies applicable to the executive officers are to (i) provide a compelling incentive to the Company’s executive officers to achieve the Company’s business objectives and financial performance goals, (ii) align the economic interests of the Company’s executive officers with the economic interests of the Company’s shareholders, and (iii) enable the Company to attract, retain, and reward talented executive officers who will contribute to the Company’s long-term success.

What do our Compensation Programs Reward?

The Company’s compensation programs contain several elements designed to reward executives for the accomplishment of both financial and non-financial performance objectives. The Company’s compensation program includes base salary, annual bonuses, and long-term incentives. Base salary recognizes the level of job scope and complexity and the skills, experience, leadership and sustained performance required by the executive. Base salary also recognizes the critical role the executive plays in the formulation of short-and long-term business strategy, team development, Company-wide talent management and the creation of a high performance culture. Annual bonuses reward achievement of key financial metrics and corporate objectives aligned with the interests of shareholders.

For 2006, the HRCC had established Saks Fifth Avenue Enterprise (“SFAE”) division operating profit as the financial performance measure for the payment of target annual cash bonuses and performance shares. For fiscal 2007, the HRCC determined that it was more appropriate to use the Company’s earnings before interest, taxes, depreciation and/or amortization (“EBITDA”) than division operating profit as a performance measure because the Company had recently completed the sale of its Northern Department Store Group and Parisian businesses. Accordingly, the Company was focused on its Saks Fifth Avenue, Off Fifth and Saks Direct businesses, which formerly comprised the SFAE division. The HRCC believed that the use of the Company’s EBITDA, which includes corporate costs that were not allocated to the division for determining division operating profit in 2006, such as benefits, information technology and other support functions, better reflected the Company’s corporate structure after the disposition of its non-SFAE businesses.

In 2007, the performance measures for the 2007 annual bonus awards included the Company’s performance against an EBITDA less expenses related to the transition of corporate support functions, asset impairments, and the results of operations of the Company’s Club Libby Lu business (“Adjusted EBITDA”) target, comparable store sales growth target, and the accomplishment of key corporate objectives.

Long term incentives reward sustained financial performance and serve as a vehicle for executives to establish and maintain meaningful levels of share ownership to align the interest of executives to those of the company’s shareholders. The performance measure for the 2007 performance share awards was Adjusted EBITDA.

In addition to rewarding performance and maintaining competitiveness in the market for top talent, the Company’s compensation programs provide the opportunity for executive officers to establish and maintain meaningful levels of share ownership, which is intended to align the economic interests of the Company’s shareholders, the Named Executive Officers, and the Company’s other executive officers. To that end, in 2007 the Board of Directors approved the following revised share ownership guidelines, which are expressed as a multiple of annual base salary:

Chairman and Chief Executive Officer	5x or 500% of salary
President and Executive Vice Presidents	1x or 100% of salary
Group Senior Vice Presidents	.5x or 50% of salary

In determining compliance with these guidelines, share ownership includes shares owned outright by the executive (or by immediate family members) and unvested restricted stock as well as shares (or equivalent interests) held in the Company’s 401(k) Retirement Plan (the “401(k) Plan”), Employee Stock Purchase Program, and the Saks Incorporated Deferred Compensation Plan (the “DCP”). The Company’s Securities Transaction Compliance and Blackout Policy for Directors, Executive Officers, Policy Committee Members and Other Designated Employees prohibits its directors, executive officers and other employees from hedging the economic risks of share ownership under the Company’s equity compensation programs.

There is no set time frame for achieving the targeted level of share ownership. However, until the ownership guidelines are satisfied, the executives are required to hold 75% of the net shares (after satisfying withholding for taxes and the exercise price for stock option exercises) from the Company’s equity-based compensation programs. To monitor compliance with these guidelines, the Corporate Governance Committee will review, on an annual basis, the executive’s share ownership.

What are the Elements of our Compensation Program? Why Do We Choose to Pay Each Element?

The Company uses a mix of compensation programs that recognize the scope and complexity of job responsibility, reinforce performance, reward achievement of annual goals and objectives, encourage the creation of shareholder value and reward achievement of long-term performance goals. The Company attempts to maintain a competitive level of total compensation as warranted by Company performance. The specific elements of the compensation package and the corresponding performance measures, however, are specifically tailored to meet the Company’s strategic objectives and culture.

Outlined below is the rationale for each element of the compensation package provided to executive officers:

Base salary: designed to recognize the level of job scope and complexity and the skills, experience, leadership and sustained performance required by the executive.

Annual bonus: designed to reward the achievement of key financial metrics and accomplishment of key corporate objectives and/or personal goals. We believe this balance of focus on profitability, growth and strategic initiatives will continue to support current performance while building the Company’s capacity to sustain the creation of shareholder value.

Long-term incentives: comprised of (i) performance shares to reward financial performance such as the achievement of EBITDA targets; (ii) stock options to align the interests of executive officers and shareholders; and (iii) restricted stock and restricted stock units to provide a competitive mix of incentives to attract and retain top talent and to further reinforce alignment between the interests of management and shareholders. The mix of long-term incentives as part of the annual grant awarded to the Named Executive Officers for 2008 is more heavily weighted toward performance shares, with stock options comprising a relatively smaller portion of total long-term incentive opportunities to provide additional incentive for the achievement of longer term financial goals. Periodically, the HRCC will grant time-based restricted stock awards in order to reward and retain key executives.

The HRCC’s general, but not invariable, practice has been to grant long-term incentive and retention awards to executive officers during the Company’s first fiscal quarter. On February 13, 2008 the Board of Directors revised its “Policy and Procedures for the Granting of Equity Awards,” which provides, in general, that:

•	All awards will be made in accordance with the 2004 Plan;

•

All awards will be granted by the HRCC except for awards to be granted to employees (except for those executive officers who are subject to Section 16 of the Exchange Act or are “covered employees” under Section 162(m) of the Code) by the Chief Executive Officer pursuant to delegated authority, which may not exceed 120,000 shares per fiscal quarter, of which the total number of restricted stock awards, performance share awards, restricted stock unit awards, performance share unit awards, unrestricted stock awards, and performance unit awards may not exceed 40,000 shares.

•	Awards made by the HRCC must be made at meetings, and not by unanimous written consent.

•	The grant date for awards granted at HRCC meetings will be the second business day following the release of the Company’s quarterly or year-end earnings, as applicable.

•

The grant date for awards made by the Chief Executive Officer will be the second business day following the release of the Company’s quarterly or year-end earnings, as applicable, following: (i) in the case of new hires, the first day of employment, (ii) in the case of promoted associates, the effective date of the promotion, and (iii) in all other cases, the date the Chief Executive Officer approves the award.

•	The exercise price for stock option awards will be the NYSE closing price of the Common Stock on the grant date.

Medical, disability and life insurance coverage: executive officers participate in benefits coverage to help manage the financial impact of ill health, disability, and death. Executive officers participate in the same benefits offered to all eligible employees, but executive officers pay an “executive surcharge” equal to 150% of the regular medical premium.

Retirement benefits: the Company sponsors the 401(k) Plan in which the majority of employees are eligible to participate. The purpose of this plan is to provide an incentive for employees to save for their retirement income needs and to provide additional compensation to attract and retain employees. The Company matches a portion of the employee’s contributions to the 401(k) Plan and the match varies annually based on the Board’s assessment of the Company’s performance and profitability. Executive officers participate in the 401(k) Plan on the same basis as other eligible employees. The amount of annual savings that may be contributed to the 401(k) Plan is capped by the employee’s compensation and annual addition limitations imposed on qualified savings plans by the Code (currently $15,500 per year). The Company also maintains a deferred compensation program in which executive officers may voluntarily participate. For additional information regarding the deferred compensation program see “Executive Compensation—Nonqualified Deferred Compensation—2007.” For 2008, the HRCC approved the deferral of matching contribution amounts under the 401(k) Plan that would be precluded due to the annual addition limitations into the DCP.

Perquisites: Each of the Named Executive Officers is eligible for reimbursement for financial and tax planning and preparation, and reimbursement for the expense associated with an annual executive physical examination. These perquisites are in line with competitive practices and help to ensure that the Named Executive Officer has appropriate support to plan for his or her financial security, enable the executive to devote his time to business matters, and fully benefit from Company-sponsored compensation and benefit programs. In addition, Mr. Sadove is provided with a car and driver. While the primary purpose of this benefit is business-related, Mr. Sadove has access to the car and driver for commuting. Mr. Frasch is reimbursed for expenses to help offset the cost of commutation. In connection with his promotion to Chief Financial Officer and transfer of his work location from Birmingham, Alabama to New York, New York, Mr. Wills is entitled to reimbursement for reasonable out of pocket costs, through November 30, 2009, for an apartment and travel for him or his family between New York and Birmingham on a weekly basis. Mr. Wills is also entitled to reimbursement for the taxes payable with respect to these transfer-related benefits. Subject to approval of the Chief Executive Officer, the other Named Executive Officers may use Company-provided aircraft for personal use. The rationale for providing perquisites to executive officers is to enhance the attractiveness of the overall compensation program and, in the case of Company-provided transportation, to provide greater security and convenience. For additional information regarding perquisites see “Executive Compensation—Summary Compensation Table—2007.”

How Does the Company Determine the Amount of Each Element of Pay?

The Company reviews competitive data provided by the Hay Group to benchmark the total level of compensation paid by the Company’s competitors. For additional information see “—Competitive Position of Pay.” Once the total market pay for each position is determined, the Company targets the mix and level of base salary, annual bonus, and long-term incentives such that total pay approximates the median of competitive practices. The Company provides a mix of rewards that represents a balance of cash and equity-based payouts to provide attractive incentives and facilitate the alignment of the interests of management and shareholders through equity-based compensation and share ownership.

In determining the compensation of the executive officers reporting to the Chief Executive Officer, the HRCC seeks the assessment of the Chief Executive Officer and the Executive Vice President of Human Resources of the Company of the performance and contributions of these executive officers and the Chief Executive Officer’s recommendations regarding individual compensation actions. The Chief Executive Officer provides his assessment of the performance of the other Named Executive Officers that report directly to him, and recommends compensation actions that reinforce the pay-for-performance philosophy of the Company. These recommendations are supported by market data for executives at other retailers provided by management’s compensation consultant, the Hay Group. Management has also utilized the services of Mercer Consulting to provide information on competitive practices and to conduct a review of the structure of the Company’s compensation programs for executives and employees, except for the Chief Executive Officer.

Neither the Chief Executive Officer nor the Executive Vice President of Human Resources plays a role in determining the Chief Executive Officer’s compensation. The HRCC consults with Cook regarding competitive pay practices and appropriate compensation for the Chief Executive Officer. Cook provides consulting services exclusively to the HRCC and does no other work for the Company.

Outlined below is a discussion of each specific element of total compensation provided to the executive officers.

Base Salary

Base salary reflects the scope of job responsibility and the day-to-day performance of the executive officer relative to duties and responsibilities. The performance and contributions of each executive officer are reviewed annually and, based upon this review, the executive officer may be eligible to receive a “merit increase.” The Company’s annual merit increase guideline for executive officers is based on competitive practices and overall Company performance. These increases reflect the Company’s operating results and individual contributions to overall performance and are consistent with competitive merit increases at the executive-officer level. The HRCC’s current practice is to review the performance of the senior management team annually for a salary increase effective May 1. In keeping with this practice, on May 1, 2008, each of the Named Executive Officers, except for Messrs. Sadove and Frasch, will receive merit increases equal to 2.5% of their respective base salaries. This level of increase is consistent with the merit guidelines for the overall employee population. The HRCC determined that the base salaries for Messrs. Sadove and Frasch were appropriate, and no merit increases were granted. However, the HRCC increased the total compensation for 2008 for Messrs. Sadove and Frasch by increasing the amount of their compensation that is performance-based.

Annual Cash Bonuses

At the start of a fiscal year the HRCC establishes performance measures for the Company’s annual bonus plan for executive officers. Following the close of the fiscal year and based, in general, on the Company’s consolidated results of operations for the fiscal year, the HRCC assesses the Company’s actual performance against the pre-established performance objectives and determines the amount, if any, of the target bonus earned by the executive officers. Under the terms of the 2003 Senior Executive Bonus Plan and 2007 Senior Executive Bonus Plan, the HRCC, in its sole discretion, may reduce or eliminate the amount of any bonus award. From time to time, the HRCC has exercised its discretion to increase or decrease bonus payouts. Any increase in bonus payouts approved by the HRCC is considered discretionary and the additional amount is not deductible under Section 162(m) of the Code.

2006 Annual Bonus Program

For 2006, the HRCC had established SFAE division operating profit of $268 million as the financial performance measure for the payment of target annual cash bonuses. This performance measure was weighted 75% in determining 2006 annual cash bonuses for each of Messrs. Sadove, Frasch and Martin and 50% for Mr. Coggin, with the remaining portion for each of those executive officer based on the achievement of corporate or personal objectives. As discussed earlier, the HRCC determined that it was more appropriate to use Company Adjusted EBITDA and comparable store sales growth as the financial performance measures to determine bonus payments for 2007 following the dispositions of its non-SFAE businesses.

2007 Annual Bonus Program

The HRCC established the following performance measures, which determined bonus payments for the Named Executive Officers under the 2007 annual cash bonus program: i) Adjusted EBITDA of $233.8 million (60% weight); ii) comparable store sales growth of 8.1% (15% weight); and iii) the accomplishment of key corporate objectives (25% weight). The Adjusted EBITDA performance measure established by the HRCC for the 2007 annual cash bonus program was based on the achievement of a significant comparable store sales increase, significant gross margin rate improvement, and expense leverage. The HRCC believed that the successful execution of these objectives likely would result in a significant year-over-year improvement in Adjusted EBITDA, which the HRCC expected would lead to enhanced shareholder value. When the HRCC established the 2007 Adjusted EBITDA and comparable store sales growth performance measures, the Company’s management believed that these performance objectives were challenging yet achievable.

The key corporate objectives for the 2007 annual bonus program, included:

•	initiating merchandising initiatives to improve sales productivity and gross margin;

•	developing the Company’s longer term cost structure and business plan to achieve 8% operating margin by 2010;

•	reducing corporate expenses and determining the appropriate cost structure for the business;

•	executing the Company’s capital expenditure budget in a timely manner;

•	improving the Company’s selling culture;

•	implementing various marketing initiatives;

•	improving the performance of the Company’s support functions;

•	implementing initiative to improve the performance of the Company’s OFF Fifth and Saks Direct businesses; and

•	building a high-performance culture.

Based on the Company’s performance against each of the established performance measures for the 2007 annual cash bonus program discussed above, including Adjusted EBITDA of $271.5 million and comparable store sales growth of 11.9%, each of the Named Executive Officers exceeded each of the established performance measures and received the following percentage of target bonus based on the weight assigned to such performance measure:

Name	Adjusted EBITDA (60% Weight)	Comparable Store Sales Growth (15% Weight)	Corporate Objectives (25% Weight)	Total Bonus as % of Target Bonus
Stephen I. Sadove	150%	146.9%	150%	149.5%
Kevin G. Wills	150%	146.9%	150%	149.5%
Ronald Frasch	150%	146.9%	150%	149.5%
Carolyn Biggs	150%	146.9%	150%	149.5%
Michael Rodgers	150%	146.9%	150%	149.5%

In determining the bonus payouts for 2007, the HRCC exercised its discretion to increase the payout for the corporate objectives from 125% of the targeted payout to 150% (representing an additional 6.25% of the participant’s targeted bonus opportunity) to more accurately reflect the HRCC’s assessment of the outstanding accomplishments on these key strategic and operational goals. The bonus payment amounts for which the HRCC exercised its discretion were not made under the 2003 Senior Executive Bonus Plan or 2007 Senior Executive Bonus Plan.

2008 Annual Bonus Program

For the 2008 annual cash bonus program for the executive officers, the HRCC established the following performance measures: EBITDA, at specified levels (60% weight); comparable store sales growth at specified levels (15% weight); and the accomplishment of key corporate objectives (25% weight). The HRCC also set the payout for the 2008 annual cash bonus program for the achievement of the EBITDA and comparable store sales growth performance measures (as the percentage of target bonus) for each of the Named Executive Officers as follows:

Name	Threshold	Target	Maximum
Stephen I. Sadove	25%	100%	200%
Kevin G. Wills	25%	100%	200%
Ronald Frasch	25%	100%	200%
Carolyn Biggs	25%	100%	200%
Michael Rodgers	25%	100%	200%

For 2008, the HRCC approved the following key corporate objectives for the 2008 annual bonus program:

•	increasing the Company’s selling focus through various initiatives;

•	implementing merchandising initiatives to drive growth and margin rate expansion;

•	enhancing marketing effectiveness;

•	executing the Company’s capital expenditure budget in a timely manner;

•	improving operational effectiveness; and

•	implementing store growth and sales growth initiatives with respect to the Company’s Off Fifth and Saks Direct businesses, respectively.

The HRCC approved a bonus payout opportunity for achievement of the key corporate objectives performance measure ranging from 75% for almost meeting objectives to 150% for significantly exceeding objectives. Total payout opportunity under the 2008 annual cash bonus program will range from 0% to 187.5% of target-level performance.

The HRCC continues to believe that the use of EBITDA as the key financial measure for the annual cash bonus program will focus management’s attention on what the HRCC believes are the key financial drivers of performance and is consistent with and supports the Company’s operational and strategic plans. In terms of the Company’s financial performance, the EBITDA performance measure reflects an increase in profitability and will only be achieved through above-average comparable store sales growth, continued enhancements in operational efficiencies, gross margin improvement and continuing to build the Company’s capabilities in sales, marketing and merchandising. The HRCC believes, in view of the macro-economic environment, the competitive challenges facing the luxury retail sector and the investments being made to enhance the performance capabilities of the Company, that the performance targets established for each of these measures represent demanding, yet achievable, goals.

Stock-Incentive Awards

The Company provides long-term incentives principally in the form of stock option, performance share, and restricted stock awards. Pursuant to Board policy, the HRCC does not “re-price” stock option awards in the event the market price of the Company’s stock declines. Most stock option awards vest in installments over four years, and the awards expire after seven years. Unvested stock option awards generally are forfeited if the executive’s employment is terminated. The HRCC believes that a combination of stock options and performance share awards as part of the annual grant encourages the Company’s executive officers to focus on achievement of key financial and strategic objectives, facilitates share ownership and reinforces the alignment of management’s interests with that of shareholders. From time to time, the HRCC may grant time-based restricted stock in addition to performance share and stock option awards granted as part of an annual grant to reward and retain key executive officers and employees.

Long-Term Incentive Programs

2007 Annual Awards under the Long-Term Incentive Program

In 2007, the HRCC approved a 2007 performance share program, and awards of performance shares were granted to the Named Executive Officers under this program, with potential payments based on performance level achieved as shown in the table below:

Name	Threshold	Target	Maximum
Stephen I. Sadove	50,625	101,250	151,875
Kevin G. Wills	6,563	13,125	19,688
Ronald Frasch	32,500	65,000	97,500
Carolyn Biggs	5,250	10,500	15,750
Michael Rodgers	2,250	4,500	6,750

Each award was made in accordance with the 2004 Plan. Earning of the shares that comprised the awards was subject to the achievement, as determined by the HRCC, of the targeted level of 2007 Adjusted EBITDA (see “—Annual Cash Bonuses—2007 Annual Bonus Program”) and earned shares are subject to an additional two-year restriction period.

Based on the HRCC’s determination of the achievement of the performance measure under the 2007 performance share program, the Named Executive Officers earned the following shares of Common Stock on April 1, 2008 (“value” is based on $13.00, the NYSE closing price of the Common Stock on that date):

Name	Earned Performance Shares under the 2007 Performance Share Program	Value on April 1, 2008
Stephen I. Sadove	151,875	$1,974,375
Kevin G. Wills	19,688	$255,944
Ronald Frasch	97,500	$1,267,500
Carolyn Biggs	15,750	$204,750
Michael Rodgers	6,750	$87,750

In 2007 the HRCC also awarded the following stock options to the Named Executive Officers, each at the exercise price of $19.76, except for Mr. Wills’ stock options which have an exercise price of $20.31, in each case based on the NYSE closing price of the Common Stock on the grant date:

Name	Number of Stock Options Granted
Stephen I. Sadove	202,500
Kevin G. Wills	13,125
Ronald Frasch	100,000
Carolyn Biggs	21,000
Michael Rodgers	9,000

Mr. Wills was also granted 75,000 phantom shares in connection with the execution and delivery of his employment agreement with the Company. See “Executive Compensation—Employment Agreements” for additional information concerning Mr. Wills’ employment agreement.

As part of his new employment agreement, Mr. Frasch was awarded 75,000 restricted shares which vest one-third on the third, fourth and fifth anniversary of the award. Mr. Frasch was also awarded 75,000 performance shares which vest ratably based on the compound growth in the price of the Company’s stock price over a five-year period.

2008 Annual Awards under the Long-Term Incentive Program

On March 6, 2008, the Named Executive Officers received awards of performance shares and stock options as part of the annual grants made to executive officers. These awards were approved by the HRCC and granted in accordance with the Company’s equity granting policy.

The following awards of performance shares for performance at threshold, target and maximum levels were approved by the HRCC for the Named Executive Officers under 2008 Performance Share Program:

Name	Threshold	Target	Maximum
Stephen I. Sadove	57,516	230,062	345,093
Kevin G. Wills	7,190	28,758	43,137
Ronald Frasch	28,758	115,031	172,547
Carolyn Biggs	5,033	20,131	30,197
Michael Rodgers	3,595	14,379	21,569

Each award was made in accordance with the 2004 Plan. The performance measure for the awards is the same EBITDA target used to determine the payout under the 2008 annual bonus program (see “—2008 Annual Bonus Program”), and earned shares are subject to a two-year restriction period. The HRCC continues to believe that EBITDA is the appropriate measure of management’s performance and is a key driver of sustained performance and shareholder value.

The Named Executive Officers were awarded options to purchase shares of Common Stock at an exercise price of $13.04 (the NYSE closing price of the Common Stock on the grant date in accordance with the Company’s equity granting policy) as follows:

Name	Number of Stock Options Granted
Stephen I. Sadove	230,062
Kevin G. Wills	28,758
Ronald Frasch	115,031
Carolyn Biggs	20,131
Michael Rodgers	14,379

2008 Special Restricted Stock Awards

In addition to the annual grants made to the executive officers, on March 6, 2008, the Named Executive Officers, excluding the Chief Executive Officer, were also awarded time-based restricted stock. The Chief Executive Officer was not granted time-based restricted stock as all equity grants made to the Chief Executive Officer by the HRCC were performance-based. These restricted stock awards are intended to provide the Named Executives with the opportunity to build additional share ownership and to aid in the retention of such executive officers. These awards were approved by the HRCC and granted in accordance with the Company’s equity granting policy.

The HRCC granted the following restricted stock awards to the Named Executive Officers:

Name	Number of Restricted Shares Granted	Value on grant date (1)
Stephen I. Sadove	0	$0
Kevin G. Wills	57,516	$750,009
Ronald Frasch	50,000	$652,000
Carolyn Biggs	95,859	$1,250,002
Michael Rodgers	57,516	$750,009

(1)	Based on a closing price of $13.04 per share of Common Stock on the NYSE on March 6, 2008.

Each award was made in accordance with the 2004 Plan. The shares of restricted stock will vest 33% on the third anniversary of the grant date, 33% on the fourth anniversary of the grant date, and 34% on the fifth anniversary of the grant date.

Competitive Position of Pay

In determining the competitive position of the Company’s executive compensation program, the Company’s management engaged the Hay Group to provide survey information detailing the pay practices of a select group of retailers. Data collected includes information on base salary, annual incentives and long-term incentives. The companies used for comparison were based on key competitors in the luxury, apparel, or fashion retail market, and include Neiman Marcus Inc., Nordstrom, Inc., Macy’s, Inc., Lord & Taylor, Coach, Inc., Ann Taylor Stores Corporation, Abercrombie & Fitch Co., Liz Claiborne, Inc., Tommy Hilfiger Corporation, J Crew Group, Inc., Polo Ralph Lauren Corporation, The Talbots, Inc., Aeropostale, Inc., and American Eagle Outfitters, Inc. This information is used by management in determining the level and mix of compensation for executive officers other than the Chief Executive Officer. The Company targets base salary near the median base-salary levels determined by the Hay Group survey of the competitor group listed above. The targeted opportunity is for total compensation to be at or above the median of competitive compensation based upon achievement of performance measures at the target level. Management also worked with Mercer Consulting to review the structure of the annual bonus design and the Company’s overall incentive and retention arrangements.

The benchmark competitive data for the Chief Executive Officer was one of several factors that the HRCC considered when evaluating the Chief Executive Officer’s compensation. Cook collected compensation data, including information on base salary, annual incentives, and long-term incentive, for the following companies: Ann Taylor Stores Corporation, Abercrombie & Fitch Co., Coach, Inc., Jones Apparel Group, Liz Claiborne, Inc., Polo Ralph Lauren Corporation, The Talbots, Inc., Aeropostale, Inc., American Eagle Outfitters, Inc., and Tiffany & Co. Cook worked directly with the HRCC to review and recommend the compensation for the Chief Executive Officer. The HRCC did not specifically target a given percentile of the peer group data but rather considered a broad range around median compensation of that group. Importantly, in any given year, the Chief Executive Officer’s actual compensation may result in levels that are above or below the target opportunity based upon the achievement of pre-established performance measures.

How Does Each Element of Pay Fit into the Overall Pay Objectives and Affect the Decisions Regarding the Other Elements?

The rationale for providing a mix of base salary, annual bonus and long-term incentives is to maintain a competitive program of total compensation, to reinforce the achievement of the operating and strategic objectives of the Company and to align the interests of the Company’s executive officers with shareholders. In determining the amount of each component, the Company relies upon survey data to establish the market rate of pay for the executive officer positions and then determines the mix of compensation such that total pay opportunity, when performance objectives are achieved, is at or above the median of the total compensation of the Company’s peer group. Mr. Sadove’s compensation reflects his role as Chief Executive Officer and is based upon the input and market analysis provided by the HRCC’s independent executive compensation consultant, Cook. Similarly, the other Named Executive Officers’ compensation reflects the scope and responsibility of their positions and is commensurate with the market rates for these senior management positions as provided by the Hay Group.

The targeted level of compensation for Mr. Sadove is significantly higher than that of the other Named Executive Officers and is reflective of the different scope of the role of the Chief Executive Officer versus the scope of positions reporting to the Chief Executive Officer and is reflective of the differences in market rates for these positions. The Company does not have a set differential that it establishes between various positions but rather determines the compensation for each role based upon scope of responsibility and market rates of compensation.

The mix of pay is set such that base salary represents a smaller portion of total compensation than is represented by performance-based incentives. For example, the 2008 targeted mix of pay for Mr. Sadove is 16% base salary, 24% annual bonus and 60% equity. Slightly over 84 % of Mr. Sadove’s pay is at risk based on the Company’s achievement of financial and key corporate objectives.

Termination or Change in Control—Rationale for Triggers

The Company has entered into employment agreements with each of the Named Executive Officers and with certain other executive officers. These agreements generally provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “cause” or leaving employment for “good reason,” as these terms are defined in the employment agreements. For the Named Executive Officers, upon a “Change in Control” (as defined in the agreements) of the Company, each may terminate his employment for “good reason.” Additional information regarding the employment agreements is found under the heading “Employment Agreements” below and a quantification of benefits that would have been received by the Named Executive Officers had termination occurred on February 2, 2008 is found under the heading “Potential Payments upon Termination or Change-in-Control” below. See “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

The HRCC believes that these agreements are an important part of a competitive overall compensation arrangement for the Named Executive Officers. The HRCC also believes that these agreements will help to secure the continued employment and dedication of the Named Executive Officers, and ameliorate any concern that they might have regarding their continued employment prior to or following a change in control, thereby allowing the executive to focus his or her undivided attention to serving the interests of the Company. The HRCC also believes that these agreements are important as a recruitment and retention device, as many of the companies with which the Company competes for executive talent have similar agreements in place for their senior executives. Finally, the HRCC believes that these agreements are beneficial to the Company because, in consideration for these severance arrangements, the executives agree to non-competition and non-solicitation covenants for a period of time following termination of employment.

The payment of multiples of base salary and bonus and the accelerated vesting of stock options and payments under outstanding long-term awards are consistent with competitive practices for positions at the level of the Named Executive Officers. The potential amount of severance benefits an executive may receive in the event of a change in control did not influence the HRCC’s decisions regarding other compensation elements. The HRCC annually reviews the potential cost of these programs and closely evaluates the termination provisions in its equity awards; however, the potential amount of severance benefits an executive may receive has not influenced the HRCC’s decisions regarding setting compensation levels for a given year.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code limits the tax deductibility of compensation in excess of $1 million paid to those Named Executive Officers who are “covered employees”, unless the compensation constitutes “qualified performance-based compensation,” both as defined in Section 162(m). It is the HRCC’s intention to utilize performance-based compensation in order to maximize the deductibility of executive compensation. However, the Company believes that, to remain competitive, it must maintain a compensation program that will continue to attract, retain, and reward the executive talent necessary to maximize shareholder return. As a consequence, the Company has in the past, and will in the future, pay compensation to one or more of the Named Executive Officers that exceeds $1 million and does not constitute qualified performance-based compensation, such as salary and time-vested restricted stock awards.

* * * * *

Report of the Human Resources and Compensation Committee of the Board of Directors

The Human Resources and Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Human Resources and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and Proxy Statement on Schedule 14A.

Human Resources and Compensation Committee

Christopher J. Stadler, Chair

Robert B. Carter

Donald E. Hess

Marguerite Kondracke

Nora P. McAniff

Compensation Committee Interlocks and Insider Participation

None of the members of the HRCC serve or have ever served as an executive officer of the Company. In addition, no executive officer of the company serves on the compensation committee or board of directors of a company for which any member of the HRCC or any other director of the Company serves as an executive officer.

Summary Compensation Table—2007

The following table sets forth for 2007 total compensation for Stephen I. Sadove, Chief Executive Officer (“Principal Executive Officer”), Kevin G. Wills, Executive Vice President of Finance and Chief Financial Officer (“Principal Financial Officer”), and for the three most highly compensated executive officers other than the Principal Executive Officer and the Principal Financial Officer. As used in this Proxy Statement, the term “executive officer” has the meaning set forth in Rule 3b-7 under the Securities Exchange Act of 1934. Pursuant to applicable SEC disclosure rules, the summary compensation table and other tables included in this section of the Proxy Statement also provides compensation information with respect to the Company’s former Chairman, R. Brad Martin, and former President and Chief Administrative Officer, James A. Coggin, both of whom resigned in May 2007.

Of critical importance to an understanding of the following table is that no stock option awards were granted to the Named Executive Officers during 2006, and that all or substantially all of the amounts shown in the “Option Awards” column for 2006 of the table reflect, in accordance with SEC rules, non-cash adjustment charges recorded by the Company for accounting purposes. Pursuant to the anti-dilution provisions of the Company’s equity compensation plans, the Company’s Board of Directors adjusted the exercise price for, and the number of shares subject to, outstanding stock options to reflect the changes in the share price of the Common Stock resulting from the payment of two dividend payments in 2006. The first $4.00 dividend was paid to shareholders of record on April 14, 2006 (the “First 2006 Dividend”) and the second $4.00 dividend was paid to shareholders of record on November 15, 2006 (the “Second 2006 Dividend”). These adjustments were made to preserve, immediately following the dividend payment dates, the intrinsic value of the stock options immediately prior to the dividend payment dates. Because these adjustments were discretionary, the Company was required, in accordance with the provisions of FAS 123(R), to record non-cash charges related to the preservation of this intrinsic value. The following amounts shown in the “Option Awards” column of the table reflect, in accordance with SEC rules, these non-cash adjustment charges for 2006: Mr. Sadove $8,546,308; Mr. Wills $103,927; Mr. Martin $5,607,474; and Mr. Coggin $2,088,245. These sums also are included in the amounts shown for Messrs. Sadove, Wills, Martin and Coggin in the “Total” column of the table.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)		All Other Compen- sation ($)(4)		Total ($)
Stephen I. Sadove(5)	2007	$1,055,039	$98,910	(7)	$904,426		$352,683	$2,267,572	—		$1,141,275	(13)(20)(21)	$5,819,905
Principal Executive Officer	2006	$1,052,174	—		$3,268,555		$8,546,308	$1,198,759	—		$73,551		$14,139,347

Kevin G. Wills	2007	$562,148	$2,127,921	(8)	$444,660	(10)	$21,257	$473,106	—		$552,424	(14)(20)	$4,181,516
Principal Financial Officer	2006	$451,422	$175,950		$858,273		$105,814	$273,163	—		$24,572		$1,889,194

Ronald Frasch	2007	$1,050,000	$49,219	(7)	$879,960	(11)	$174,164	$1,128,369	—		$541,826	(15)(21)	$3,823,539
President and Chief Merchandising Officer	2006	$1,012,500	—		$1,367,600		—	$488,250	—		$5,087		$2,873,437

Carolyn Biggs	2007	$450,000	$14,063	(7)	$197,981		$36,575	$322,391	$2,581	(12)	$21,831	(16)	$1,045,422
Executive Vice President of Stores

Michael Rodgers	2007	$380,000	$201,875	(9)	$144,386		$15,675	$272,241	—		$40,953	(17)	$1,055,130
Executive Vice President of Service Operations

R. Brad Martin(5)	2007	$274,673	—		—		—	—	—		$4,430,398	(18)(20)	$4,705,071
Former Chairman of the Board	2006	$1,035,000	—		$3,361,968		$5,643,814	$1,189,603	—		$1,631,639		$12,862,024

James A. Coggin(6)	2007	$254,952	—		—		—	—	—		$4,159,952	(19)	$4,414,904
Former President and Chief Administrative Officer	2006	$849,735	—		$1,129,718		$2,208,356	$634,174	—		$4,562		$4,826,545

(1)

The amounts shown in this column reflect restricted stock and performance share awards granted in 2007 as well as in prior years. The awards are valued based on the amount recognized for financial statement reporting purposes during the applicable year pursuant to FAS 123(R). Pursuant to FAS 123(R), restricted stock awards and performance share awards are expensed ratably over the applicable vesting period with the expense based on the market value of the Company’s common stock on the grant date. The Company’s performance share awards are earned based on the achievement of operational objectives or financial measurements. The HRCC determines the actual number of performance shares earned at the end of the applicable performance period. Pursuant to FAS 123(R) the Company recognizes the expense associated with performance shares ratably over the requisite service period if it appears probable that the performance shares will be earned (at threshold-, target-, or maximum-level performance based upon actual performance as compared to the pre-established performance measures). In 2007, Mr. Martin forfeited 7,084 shares of restricted stock and Mr. Coggin forfeited 8,166 shares of restricted stock in connection with their respective resignations from the Company.

(2)	The amounts shown in this column relate to option awards granted prior to 2004 and in 2007. No option awards were granted in 2005 and 2006. The amounts are valued based on the amount recognized for financial statement reporting purposes for option awards during the applicable year pursuant to FAS 123(R). In accordance with the provisions of FAS 123(R), the Company recorded non-cash charges in 2006 related to the adjustment of outstanding unexercised stock options and their associated exercise prices, and all or substantially all of the amounts for 2006 shown in this column reflect such non-cash adjustment charges. See Note (10) to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for 2007. For additional information regarding these non-cash charges, see the second paragraph under “Executive Compensation—Summary Compensation Table—2007” and the first paragraph under “Executive Compensation—Grants of Plan-Based Awards—2007—Special Cash Dividends.” For additional information regarding the assumptions used to calculate the fair value of the stock options see Note (11) to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for 2007. In 2007, Mr. Martin forfeited 30,128 stock options in connection with his resignation from the Company.
(3)	The amounts shown in this column reflect cash bonuses awarded to the Named Executive Officers under the Company’s 2003 Senior Executive Bonus Plan for the achievement of specified performance measures, including key financial metrics and corporate objectives.
(4)	The amounts shown for 2007 include matching contributions under the 401(k) Plan as follows: Mr. Sadove $6,521; Mr. Wills $6,116; Mr. Frasch $5,625; Ms. Biggs $5,715; Mr. Rodgers $5,625; Mr. Martin $3,469; Mr. Coggin $4,911. The amounts shown for 2006 include matching contributions under the 401(k) Plan as follows: Mr. Sadove $4,850; Mr. Wills $4,572; Mr. Frasch $5,087; Mr. Martin $3,590; and Mr. Coggin $4,562.
(5)	Mr. Martin resigned as Chairman of the Board of the Company, effective as of May 4, 2007. Mr. Sadove was elected to the position of Chairman of the Board of the Company, effective as of May 4, 2007.
(6)	Mr. Coggin resigned as President and Chief Administrative Officer of the Company, effective as of May 5, 2007.
(7)	Includes discretionary bonus granted by the HRCC for performance against 2007 corporate objectives.
(8)	Includes one-time payment of $2,127,921 (see Employment Agreement section below).
(9)	Includes (i) retention payment of $190,000 and (ii) discretionary bonus of $11,875 granted by the HRCC for performance against 2007 corporate objectives.
(10)	Includes 75,000 shares of phantom stock, of which 25,000 will vest annually on May 4, 2008, 2009, and 2010, which are the economic equivalent of one share of Common Stock per phantom share; the 2007 expense for phantom stock was $343,875.
(11)

Includes (i) 97,500 maximum performance shares granted on March 9, 2007, the vesting of which is based on achievement of the performance measure under the 2007 Performance Share Program; (ii) 75,000 shares of restricted stock granted on July 25, 2007 vesting in three equal annual installments commencing on the third anniversary of the date of grant; and (iii) 75,000 performance shares granted on July 25, 2007 vesting in three annual installments commencing on the third anniversary of the date of grant based on the average annual compound growth rate of the price of the Common Stock. The fair value of these 75,000 performance shares was calculated based on a lattice model that incorporates a Monte Carlo simulation to estimate a range of possible values. Estimates used in this model include the stock price on the date of grant, historical volatility of the stock price, and a risk free interest rate.

(12)	This amount relates to a change in the pension value for the Saks Fifth Avenue Pension Plan.
(13)	Includes (i) the First 2006 Dividend ($491,664) and the Second 2006 Dividend ($491,664) paid on 122,916 performance shares that were earned on April 3, 2007; (ii) personal airplane use of $72,354; (iii) tax/financial/legal services of $55,830; (iv) Company vehicle lease and driver of $22,377; and (v) excess life insurance.
(14)	Includes (i) the First 2006 Dividend ($204,584) and Second 2006 Dividend ($204,584) paid on 51,146 performance shares that were earned on April 3, 2007; (ii) residence lease of $31,497; (iii) commuting expenses of $20,372; (iv) personal airplane use of $12,557; (v) relocation expenses (vi) gross up for taxes (related to residence lease, commuting expenses, personal airplane use, and relocation expenses) of $63,662; and (vii) excess life insurance.
(15)	Includes (i) the First 2006 Dividend ($111,996) and Second 2006 Dividend ($111,996) paid on 27,999 performance shares that were earned on April 3, 2007; (ii) the 2004 Dividend ($60,000) and the First 2006 Dividend ($120,000) and the Second 2006 Dividend ($120,000) paid on 30,000 performance shares that vested on January 29, 2007; (iii) Company vehicle driver of $11,343; and (iv) excess life insurance. The 2004 Dividend is a special $2 per share cash dividend paid to shareholders of record on April 30, 2004.
(16)	Includes (i) the First 2006 Dividend ($7,876) and Second 2006 Dividend ($7,876) paid on 1,969 performance shares that were earned on April 3, 2007; and (ii) excess life insurance.
(17)	Includes (i) the First 2006 Dividend ($17,124) and Second 2006 Dividend ($17,124) paid on 4,281 performance shares that were earned on April 3, 2007; (ii) club dues; and (iii) excess life insurance.
(18)	Includes (i) severance payment of $2,171,647; (ii) the First 2006 Dividend ($491,664) and Second 2006 Dividend ($491,664) paid on 122,916 performance shares that were earned on April 3, 2007; (iii) the First 2006 Dividend ($55,000) and Second 2006 Dividend ($55,000) paid on 13,750 shares of restricted stock that vested on February 5, 2007; (iv) the First 2006 Dividend ($180,000) and Second 2006 Dividend ($180,000) paid on 45,000 shares of restricted stock that vested on May 4, 2007; (v) split life insurance policy of $404,627; (vi) personal airplane use of $44,300; (vii) security for residence; and (viii) excess life insurance.
(19)	Includes (i) severance payment of $3,162,102; (ii) the First 2006 Dividend ($327,336) and Second 2006 Dividend ($327,336) paid on 81,834 shares of performance shares that were earned on April 3, 2007; (iii) 2004 Dividend ($66,668) and the First 2006 Dividend ($133,336) and Second 2006 Dividend ($133,336) paid on 33,334 performance shares that vested on May 7, 2007; (iv) contractual compensation; (v) club dues; and (vi) excess life insurance.
(20)	The amounts shown for the use of the corporate aircraft are based on the incremental cost to the Company as a result of personal flight activity. The following items are taken into account in determining the variable cost for the number of flight hours used: fuel, maintenance labor, parts, landing/parking, crew travel, and supplies/catering.
(21)	The amounts shown for the personal use of the automobile are based on the incremental cost to the Company. Since the automobile is used for both personal and business purposes, the percentage of personal use is calculated and applied to the lease and driver expenses.

Grants of Plan-Based Awards—2007

The following table provides information regarding grants of awards and possible payouts under the Company’s 2003 Senior Executive Bonus Plan for the 2007 annual bonus program and performance share program and other equity awards in 2007.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)(1)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Stephen I. Sadove	3/9/2007	—	—	—	50,625	101,250		151,875	—		—	—	$3,001,050
	3/9/2007	—	—	—	—	—		—	—		202,500	$19.76	$1,538,981
		$890,189	$1,582,559	$2,274,928	—	—		—	—		—	—	—

Kevin G. Wills	4/17/2007	—	—	—	6,563	13,125		19,688	—		—	—	$399,863
	4/17/2007	—	—	—	—	—		—	—		13,125	$20.31	$102,035
	4/17/2007	—	—	—	—	—		—	75,000	(3)	—	—	$1,523,250
		$177,984	$316,417	$474,625	—	—		—	—		—	—	—

Ronald Frasch	3/9/2007	—	—	—	32,500	65,000		97,500	—		—	—	$1,926,600
	3/9/2007	—	—	—	—	—		—	—		100,000	$19.76	$759,990
	7/25/2007	—	—	—	—	—		—	75,000	(4)	—	—	$1,488,750
	7/25/2007	—	—	—	—	75,000	(5)	—	—		—	—	$810,370
		$442,969	$787,500	$1,132,031	—	—		—	—		—	—	—

Carolyn Biggs	3/9/2007	—	—	—	5,250	10,500		15,750	—		—	—	$311,220
	3/9/2007	—	—	—	—	—		—	—		21,000	$19.76	$159,598
		$126,563	$225,000	$323,438	—	—		—	—		—	—	—

Michael Rodgers	3/9/2007	—	—	—	2,250	4,500		6,750	—		—	—	$133,380
	3/9/2007	—	—	—	—	—		—	—		9,000	$19.76	$68,399
		$106,875	$190,000	$273,125	—	—		—	—		—	—	—

R. Brad Martin	—		—	—	—	—		—	—		—	—	—

James A. Coggin	—		—	—	—	—		—	—		—	—	—

(1)	If multiple performance measures were used to calculate an award, the threshold amount shown in the table assumes achievement of each performance measure at the threshold level.
(2)	See Note (11) to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for 2007 for discussion of the assumptions used to determine the grant date fair value of stock options.
(3)	On April 17, 2007, the HRCC awarded Mr. Wills 75,000 shares of phantom stock, which are the economic equivalent of one share of Common Stock per phantom share, vesting in three equal annual installments commencing on May 4, 2008.
(4)	On July 25, 2007, the HRCC awarded Mr. Frasch 75,000 shares of restricted stock vesting in three equal annual installments commencing on the third anniversary of the date of grant.
(5)	On July 25, 2007, the HRCC awarded Mr. Frasch 75,000 performance shares vesting in three annual installments commencing on the third anniversary on the date of grant based on the average annual compound growth rate of the price of the Company’s Common Stock.

Awards in 2007

As discussed in “Compensation Discussion and Analysis,” the Company emphasized performance-based awards in 2007.

The “Estimated Possible Payouts Under Non-Equity Incentive Awards” columns of the “Grants of Plan-Based Awards—2007” table include the threshold, target, and maximum-level payments of annual cash bonuses that could have been awarded to each of the Named Executive Officers in 2007. The Company’s 2007 annual bonus program was designed to reward the achievement of key financial metrics and corporate initiatives. For the 2007 annual cash bonus, the HRCC established the following performance measures for each of the Named Executive Officers: an Adjusted EBITDA target (60%), a comparable store sales growth target (15%) and the achievement of key corporate objectives (25%). For additional information regarding the 2007 annual cash bonuses, see “Executive Compensation—Compensation Discussion and Analysis—Annual Cash Bonuses.”

The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the “Grants of Plan-Based Awards—2007” table show the potential payout under the 2007 performance share program for each of the Named Executive Officers according to the level of performance achieved in 2007. On February 27, 2007, the HRCC approved the same Adjusted EBITDA performance measure used to determine bonus awards under the 2007 annual cash bonus program for the 2007 performance share program. The performance shares were issued in accordance with the 2004 Plan. The performance share awards are based on a one-year performance period and are also subject to a two-year restriction period once they have been earned.

Salary and Bonus in Proportion to Total Compensation

As noted in “Compensation Discussion and Analysis,” the Company believes that a substantial portion of each Named Executive Officer’s compensation should be in the form of performance-based compensation. The HRCC believes that the Company’s current compensation program substantially aligns the interests of the Named Executive Officers with shareholders and motivates the Named Executive Officers to pursue specific short and long-term performance goals. For 2007, the amount of salary and bonus (excluding payments under non-equity incentive plans) in proportion to total compensation for each of the Named Executive Officers was as follows (based on the valuation methodology used for the Summary Compensation Table): Mr. Sadove, 20%; Mr. Wills, 64%; Mr. Frasch, 29%; Ms. Biggs, 44%; and Mr. Rodgers, 55%.

Employment Agreements

See “Executive Compensation—Employment Agreements” below for information regarding the employment agreements with each Named Executive Officer.

Outstanding Equity Awards at Fiscal Year-End—2007

The following table provides information regarding stock options, restricted stock, and performance shares held by each of the Named Executive Officers at February 2, 2008. For information regarding performance share awards earned in 2007, see “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Programs.”

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
	Exercisable	Unexercisable
Stephen I. Sadove	14,117	—		$14.88	4/29/2008	97,140	(2)	$1,781,548	151,875	(3)	$2,785,388
	25,823	—		$11.00	10/2/2008
	5,164	—		$15.83	6/16/2009
	25,823	—		$6.46	2/18/2010
	5,164	—		$6.14	6/21/2010
	5,164	—		$6.58	6/13/2011
	—	202,500	(4)	$19.76	3/9/2014

Kevin G. Wills	8,609	—		$21.31	3/24/2008	75,000	(6)	$1,375,500	19,688	(7)	$361,069
	—	13,125	(5)	$20.31	5/4/2014

Ronald Frasch	—	100,000	(4)	$19.76	3/9/2014	75,000	(8)	$1,375,500	172,500	(9)	$3,163,650

Carolyn Biggs	21,175	—		$14.88	5/28/2008	18,000	(10)	$330,120	15,750	(11)	$288,855
	25,823	—		$16.45	4/30/2009
	—	21,000	(4)	$19.76	3/9/2014

Michael Rodgers	20,659	—		$21.31	3/24/2008	18,000	(12)	$330,120	6,750	(13)	$123,795
	10,927	—		$11.00	10/2/2008
	12,913	—		$16.45	4/30/2009
	2,868	—		$8.66	5/4/2009
	5,164	—		$6.15	11/2/2009
	—	9,000	(4)	$19.76	3/9/2014

R. Brad Martin	—	—		—	—	—		—	—		—

James A. Coggin	—	—		—	—	—		—	—		—

(1)	Based on the NYSE closing price as of February 1, 2008 of $18.34.
(2)	Includes (i) 95,140 performance shares granted on April 10, 2006, the earning of which was based on achievement of 2006 Company performance criteria and which are subject to a two-year restriction period ending on April 3, 2008; and (ii) 2,000 shares of restricted stock which will fully vest upon retirement.
(3)	Includes 151,875 performance shares based on the achievement of maximum level performance granted on March 9, 2007, the earning of which is contingent on achievement of the 2007 performance measure under the 2007 performance share program (the “2007 performance measure”) and which are subject to a two-year restriction period once earned.
(4)	Stock option award vesting in four equal annual installments commencing on March 9, 2008.
(5)	Stock option award vesting in four equal annual installments commencing on May 4, 2008.
(6)	Consists of 75,000 shares of phantom stock granted on April 17, 2007, which are the economic equivalent of one share of Common Stock per phantom share, vesting in three equal annual installments commencing on May 4, 2008.
(7)	Includes 19,688 performance shares based on the achievement of maximum level performance granted on April 17, 2007, the earning of which is contingent on achievement of the 2007 performance measure and which are subject to a two-year restriction period once earned.

(8)	Consists of 75,000 shares of restricted stock granted on July 25, 2007 vesting in three equal annual installments commencing on the third anniversary of the date of grant.
(9)	Consists of (i) 97,500 performance shares based on the achievement of maximum level performance granted on March 9, 2007, the earning of which is contingent on achievement of the 2007 performance measure and which are subject to a two-year restriction period once earned; and (ii) 75,000 performance shares granted on July 25, 2007 vesting in three annual installments commencing on the third anniversary on the date of grant based on the average annual compound growth rate of the price of the Company’s Common Stock.
(10)	Consists of 18,000 shares of restricted stock granted on November 27, 2006 that will vest in two equal installments commencing on the third anniversary of the date of grant.
(11)	Consists of 15,750 performance shares based on the achievement of maximum level performance granted on March 9, 2007, the earning of which is contingent on achievement of the 2007 performance measure and which are subject to a two-year restriction period once earned.
(12)	Consists of 18,000 shares of restricted stock granted on November 27, 2006 that will vest in two equal installments commencing on the third anniversary of the date of grant.
(13)	Consists of 6,750 performance shares based on the achievement of maximum level performance granted on March 9, 2007, the earning of which is contingent on achievement of the 2007 performance measure and which are subject to a two-year restriction period once earned.

Option Exercises and Stock Vested—2007

The following table provides information regarding the exercise of stock options by the Named Executive Officers during 2007 and the vesting of Common Stock awards held by the Named Executive Officers during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen I. Sadove	986,911	$15,153,130	122,916	$2,582,465
Kevin G. Wills	—	—	51,146	$1,074,578
Ronald Frasch	—	—	27,999	$588,259
Carolyn Biggs	13,723	$48,742	1,969	$41,369
Michael Rodgers	—	—	4,281	$89,944
R. Brad Martin	270,789	$852,853	167,916	$3,566,615
James A. Coggin	598,729	$3,495,382	115,168	$2,439,346

Pension Benefits—2007

The following table provides information with respect to the present value of accumulated benefits payable to the Named Executive Officers under the Saks Fifth Avenue Pension Plan (the “SFA Pension Plan”), which is a qualified retirement plan, including the number of years of service credited to such Named Executive Officer, determined using interest rate and mortality rate assumptions consistent with those used in the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for 2007. Other assumptions used in the calculation of the amounts under the SFA Pension Plan are included in footnote 9 to the Financial Statements included in the Company’s Annual Report on Form 10-K for 2007. The SFA Pension Plan is a defined benefit cash balance plan, which was converted from a traditional defined benefit pension plan in 1998. The values reflected below represent the greater of the present value of the grandfathered traditional defined benefit annuity or the participant’s cash balance account. The SFA Pension Plan provides for an immediate lump sum payment of benefits upon termination from the Company; or payments in the form of a monthly annuity at age 65 or as early as age 55 if the participant satisfies the SFA Pension Plan’s early retirement provisions. The monthly annuity can be paid for the participant’s lifetime or the joint lifetime of the participant and their designated beneficiary. During 2006, the Company froze benefit accruals for all participants, except for those who have attained age 55 and completed 10 years of service as of December 31, 2006 and who continue to be “non-highly compensated employees” as defined under the SFA Pension Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Stephen I. Sadove	—	—	—	—
Kevin G. Wills	—	—	—	—
Ronald Frasch	—	—	—	—
Carolyn Biggs	Saks Fifth Avenue Pension Plan	13	$64,854	—
Michael Rodgers	—	—	—	—
R. Brad Martin	—	—	—	—
James A. Coggin	—	—	—	—

Nonqualified Deferred Compensation—2007

For the Named Executive Officers participating in the Saks Incorporated Deferred Compensation Plan, or DCP, the following table provides information regarding executive contributions, plan earnings, and withdrawals and distributions during 2007, and aggregate DCP balances at February 2, 2008. There were no Company contributions made in 2007.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($) (3)	Aggregate Balance at Last Fiscal Year- End ($)
Stephen I. Sadove	$599,380	$235,013	$(799,108)	$6,201,426
Kevin G. Wills	$102,429	$(9,789)	—	$537,972
Ronald Frasch	—	—	—	—
Carolyn Biggs	$205,540	$(6,909)	—	$1,156,254
Michael Rodgers	$36,227	$2,607	$(11,431)	$467,307
R. Brad Martin	—	$78,954	$(4,208,737)	—
James A. Coggin	—	$14,246	$(795,051)	—

(1)	These amounts are shown as “Salary,” “Bonus,” or “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
(2)

Aggregate earnings reflect (i) appreciation in the price of the Common Stock to the extent the Named Executive Officer’s DCP balance is credited with gains and losses as if invested in the Common Stock, and (ii) all other earnings with respect to the Named Executive Officer’s DCP balance.

(3)	The Named Executive Officers received distributions in connection with the following: (i) the deferral of a restricted stock grant by Mr. Sadove in 2004; (ii) the deferral of a stock grant ($7,743, deferred in 2004) and a portion of the compensation for Mr. Rodgers ($3,688, deferred in 2003, 2004, and 2005); (iii) the deferral of stock grants ($1,311,569, deferred in 2004 and 2005) and a portion of the compensation for Mr. Martin, which was distributed to him as a result of his termination of employment with the Company ($2,897,168, deferred in 2002, 2003 and 2004); and (iv) the deferral of a portion of the compensation for Mr. Coggin (deferred in 2004 and prior years), which was distributed to him as a result of his termination of employment with the Company.

The DCP is a nonqualified deferred compensation plan pursuant to which a full-time salaried employee, who is designated as eligible to participate by the committee appointed by the Board of Directors of the Company to administer the DCP, may elect to defer, on a pre-tax basis, up to 90% of base salary and up to 100% of their annual bonuses. Non-employee directors of the Company are also eligible to participate in the DCP and may elect to defer, on a pre-tax basis, up to 100% of their retainers and attendance fees. The committee, in its discretion, may also permit a participant to defer compensation payable in the form of a grant of Common Stock. The Company may, at the discretion of the Board, also make matching employer contributions and other employer contributions to the plan on behalf of participants. The DCP allows participants to defer compensation and/or stock grants into either a retirement class share (payable at retirement) or in-service class share (payable while employed, based on the beginning payout date selected) account. Participants can elect to have payments from either of these accounts made in either a one-time lump sum distribution or in annual installments. Participants elect the year in which in-service class share installments are to commence.

Amounts deferred under the plan are credited with earnings associated with hypothetical investment options elected by the participant from a variety of investment funds. Deferred grants of Common Stock are credited with gains and losses as if such amounts were invested in shares of Common Stock. Any dividends that would be credited to shares of Common Stock are deemed to be reinvested in additional shares. Participants have a one-time election opportunity to transfer amounts that are deemed to be invested in shares of Common Stock to other investment options available under the plan.

Under the DCP, distributions cannot commence sooner than twelve months from the end of the period in which the income has been deferred. In the event of a financial hardship, a participant can elect to receive a distribution in advance of the previously elected distribution date. Distributions are generally made as soon as possible after January 31, based on the account value as of the last business day in January. Distributions of a participant’s entire account balance will occur in the event of termination of employment, permanent disability, or death.

The DCP is “unfunded” for tax purposes. As a consequence, participant account balances maintained under the plan are merely bookkeeping entries that measure the Company’s obligation to the plan participants.

Equity Compensation Plan Information

The following table provides equity compensation plan information for all plans approved and not approved by the Company’s shareholders, as of February 2, 2008:

Plan Category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a)) (2)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	631,055	$19.72	16,548,992
Equity compensation plans not approved by security holders	1,478,346	$10.01	0
Total	2,109,401	$12.92	16,548,992

(1)	In connection with the acquisition of its former Parisian business and Saks Fifth Avenue business, the Company assumed then-outstanding stock options previously granted to employees and directors of the acquired corporations. No additional grants or awards may be made under the plans pursuant to which these stock options were granted. As of February 2, 2008, the total number of shares of Common Stock to be issued upon exercise of these stock options was 311,920 and the weighted-average exercise price of these stock options was $14.06. These stock options are not included in the table.
(2)	This amount represents shares of Common Stock available for issuance under the 2004 Plan. Awards available for grant under the 2004 Plan include options, stock appreciation rights, restricted stock, performance units, and any combination of the foregoing awards.

On April 9, 1997, the Board of Directors approved the Company’s 1997 Stock-Based Incentive Plan (the “1997 Plan”) to assist in attracting, retaining, and motivating employees and Directors. The Board amended the 1997 Plan several times. The exercise price for all outstanding options awarded under the 1997 Plan equals the fair market value of the Common Stock on the date of grant. Most options vest in five installments over four years and expire after seven or ten years. Unvested options generally are forfeited if the executive’s employment is terminated. In the event of a change in control or a potential change in control, the Board of Directors may accelerate awards under the 1997 Plan or provide that such awards be cashed out in connection with the transaction. As of February 2, 2008, under the 1997 Plan, there were (i) options outstanding to purchase 1,478,346 shares, (ii) 13,400 shares of restricted stock outstanding and unvested, and (iii) no shares remaining available for issuance.

Employment Agreements

During 2007, all of the Named Executive Officers were employed pursuant to agreements with the Company. On July 31, 2007, the Company entered into new employment agreement with Messrs. Sadove and Frasch. Mr. Sadove’s employment agreement continues until terminated in accordance with its terms and provides for a salary of not less than $1,060,000 per year, an annual bonus having a target value of not less than 150% of salary, an annual long-term equity incentive award having a target value of not less than $3,375,000 and other benefits, including transportation services, reimbursement for financial and tax planning services and annual physical examinations and five weeks of paid vacation per calendar year. Mr. Frasch’s employment agreement, which continues until terminated in accordance with its terms, provides for a salary of not less than $1,050,000 per year, an annual bonus having a target value of not less than 75% of salary, an annual long-term equity incentive award having a target value of not less than $1,000,000, other benefits similar to those of Mr. Sadove and two special equity awards. The special equity awards consist of: i) 75,000 shares of restricted stock, vesting in three equal annual installments commencing on the third anniversary of the date of grant, and ii) 75,000 performance shares, vesting in three installments commencing on the third anniversary of the date of grant based on the average annual compound growth rate of the price of the Common Stock.

On April 17, 2007, the Company and Mr. Wills entered into an employment agreement. The employment agreement, which has no term, provides for a base salary of not less than $600,000 per year, an annual bonus having a target value of not less than 60% of base salary, with a $150,000 guaranteed minimum bonus for the Company’s 2007 fiscal year. The agreement also provides that until November 2009 Mr. Wills will be reimbursed for the costs (grossed up for taxes) of temporary housing in New York City and air travel to and from Birmingham, Alabama. In addition, under the agreement, the Company awarded Mr. Wills 13,125 performance shares pursuant to the 2004 Plan with respect to 2007, 13,125 stock options, and 75,000 phantom shares, and cancelled 10,000 unvested shares of restricted stock. The performance shares have a one-year performance period, and earned shares are subject to a two-year restriction period, and include performance targets and performance measures determined by the HRCC. The stock options vest in four equal consecutive annual installments of whole shares beginning on May 4, 2008 and the phantom shares are payable in cash within five business days after each of May 4, 2008, May 4, 2009 and May 4, 2010. In consideration of Mr. Wills’ execution and delivery of his employment agreement and the cancellation of his prior employment agreement, dated June 8, 2006, the Company made a one-time payment to Mr. Wills of $2,127,921. The Company may terminate Mr. Wills’ employment agreement at any time without cause and Mr. Wills may terminate the employment agreement for good reason.

Each of the other Named Executive Officers, except for Messrs. Martin and Coggin, have employment agreements with the Company which set forth such Named Executive Officer’s minimum base salary, bonus potential, entitlement to participate in the Company’s benefit plans, equity awards, severance benefits and change-in-control protections. The minimum base salaries for the Named Executive Officers specified in their employment agreements are: Mr. Rodgers, $380,000; and Carolyn Biggs, $450,000. Each of Mr. Rodgers’ and Ms. Biggs’ employment agreement provides for an annual bonus opportunity having a target value of not less 50% of base salary.

In addition to the compensation and benefits described above, each of Messrs. Sadove, Frasch and Rodgers and Ms. Biggs, will be entitled to be reimbursed for annual financial and tax planning services and tax preparation services, receive payment for the cost of annual physical examinations, participate in each employee benefit plan and to receive each benefit that the Company provides to senior executives at the level of each Named Executive Officer’s position. Mr. Sadove is also entitled to transportation or a transportation allowance. Mr. Wills’ employment agreement provides for reimbursement for annual personal income tax preparation services. Each of the employment agreements of Messrs. Sadove, Frasch and Rodgers and Ms. Biggs provides that if the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (as defined in each of the employment agreements), the executive would be entitled to receive:

•	two times the executive’s salary and one times his target bonus, payable in 24 equal monthly installments;

•	the bonus the executive earned for the prior fiscal year if not yet paid;

•	a prorated bonus for the fiscal year in which the termination occurs if such termination occurs in the second six months of such fiscal year;

•	prorata vesting of equity awards, except for earned performance shares, which vest in full;

•	reimbursement for the cost of medical coverage for the executive and his dependents for 18 months; and

•	the Company’s normal associate discount for the executive’s lifetime.

Each of the agreements also provide that if the executive’s employment is terminated without cause or for good reason in anticipation of, upon or following a “change in control” (as defined in each of the agreements), the executive would be entitled to receive the payments and benefits described above, except:

•

the severance payment would be paid in a lump sum and, in the case of Mr. Sadove, would be equal to two times salary and two times target bonus if the termination occurs in the calendar year in which the change in control occurs or in either of the next two calendar years, and two times salary and one times target bonus if the termination occurs thereafter, and, in the case of Messrs. Frasch and Rodgers and Ms. Biggs, two times base salary and one times target bonus;

•	the prorated bonus for the fiscal year in which the termination occurs would be paid, irrespective of whether the termination occurs in the first or second six months of such fiscal year; and

•

unless equity awards vested in full upon a change in control in which the shareholders of the Company received consideration other than publicly-traded common stock, equity awards would vest in full upon such termination of employment, except for Mr. Frasch’s two special equity awards which would vest pro rata plus one year of additional vesting. Equity awards also would vest in full in the event of termination due to retirement on or after age 65, death or disability, except for Mr. Frasch’s special equity awards which would vest pro rata.

If Mr. Wills’ employment agreement is terminated without cause or he terminates the agreement for “good reason” as defined under the agreement, the Company will pay Mr. Wills an amount equal to two times his base salary and one times target bonus potential, and all unvested phantom share, unvested stock option, and unvested restricted stock awards will vest on a pro rata basis and all earned but unvested performance share awards will fully vest. If termination without cause occurs in anticipation of, or upon or following, a change in control or Mr. Wills terminates his own employment for good reason, the Company will pay Mr. Wills an amount equal to three times his base salary (two times if termination occurs after April 17, 2012) and one times target bonus potential, and all unvested phantom share, unvested stock option, unvested restricted stock, and earned but unvested performance share awards, and the target amount of unearned and unvested performance share awards, will fully vest. If Mr. Wills’ employment is terminated without cause or for good reason, Mr. Wills is also entitled to (i) participate in the Company’s health plans, with family coverage, for 18 months from the date of termination and, if he has not obtained equivalent medical coverage at the end of the 18-month period, the Company will pay to him a lump sum amount, not to exceed $250,000, sufficient to enable him to obtain equivalent medical coverage for an additional 18-month period, and (ii) outplacement services for a six-month period. In addition, Mr. Wills would be entitled to receive for his lifetime the normal associate discount in effect from time to time applicable to active associates of the Company or its successors.

For information concerning the benefits to which a Named Executive Officer may become entitled to receive after a change in control, see “Executive Compensation—Potential Payments Upon Termination or Change in Control.” The determination of the payments amounts and benefits to the Named Executive Officers upon termination or change in control is based upon an analysis of competitive practices for such payments for positions at the level of the Named Executive Officers.

Each of the employment agreements also provides for specified gross-up payments for excise taxes incurred under Section 4999 of the Code, a confidentiality obligation, non-disparagement, non-solicitation and non-competition obligations for 12 months following termination of employment, the advancement of attorneys’ fees in the event of a dispute under the employment agreement and an obligation to cooperate with the Company following termination of employment in consideration for the payment of $4,000 per day ($375 per hour in the case of Mr. Wills).

Mr. Martin resigned as Chairman of the Board of the Company and as a director of the Company, effective as of May 4, 2007. In connection with his resignation, on April 19, 2007, the Company and Mr. Martin entered into an agreement which terminated his existing employment agreement with the Company and provided for the payments and benefits described below in satisfaction of its obligations to Mr. Martin pursuant to his employment agreement. Pursuant to the terms of the agreement the Company paid to Mr. Martin his accrued salary and vacation pay and the balance of his deferred compensation account, $2,070,000 in complete compromise and settlement of the severance payment provided in his employment agreement, $404,627 in lieu of the Company’s split-dollar insurance obligation to Mr. Martin, and $350,000 in lieu of reimbursement of Mr. Martin for the reasonable costs of an office and full time secretary for the three-year period following

Mr. Martin’s termination of employment. In addition, the terms of the agreement provide for the payment to Mr. Martin of the annual cash bonus he earned for the Company’s 2006 fiscal year, the delivery of earned performance shares, the vesting of 10,000 shares of unvested restricted stock, and the ability for Mr. Martin to exercise 30,128 vested stock options until January 31, 2008.

Mr. Coggin, whose employment agreement does not specify a termination date, resigned as an officer of the Company, effective as of May 5, 2007. Under Mr. Coggin’s employment agreement, Mr. Coggin received the following benefits upon the effective date of his termination: (i) a cash payment of three times his base salary and one times his target bonus potential as then in effect, (ii) to the extent permitted by the Company’s applicable plans, immediate vesting of all options, restricted stock awards, and the target amount of performance share awards with the ability to exercise the options until December 31, 2007, (iii) participation in the Company’s health plans, with family coverage, for 18 months from the date of termination and, if he has not obtained equivalent medical coverage at the end of the 18-month period, the Company will pay to him a lump sum amount, not to exceed $250,000, sufficient to enable him to obtain equivalent medical coverage for an additional 18-month period, (iv) outplacement services for a six-month period, and (v) associate merchandise discount privileges for merchandise purchased from the Company for his lifetime.

Potential Payments Upon Termination or Change in Control

The following table quantifies benefits that would have been payable to each Named Executive Officer under the scenarios set forth below as if the Named Executive Officer’s employment had terminated on February 2, 2008.

		Before Change in Control Termination w/o Cause or for Good Reason	After Change in Control Termination w/o Cause or for Good Reason		Death		Termination without Good Reason
Name	Benefit			Retirement		Disability		Termination for Cause
Stephen I. Sadove	Severance pay (1)	$3,710,000	$5,300,000	$—	$—	$—	$—	$—
	Bonus pay (1)	$1,590,000	$1,590,000	$—	$—	$—	$—	$—
	Accelerated restricted stock/performance share vesting (2)	$4,566,935	$5,328,055	$—	$5,328,055	$5,328,055	$—	$—
	Health care benefits continuation (3)	$24,663	$24;663	$—	$—	$—	$—	—
	Outplacement services	$—	$—	$—	$—	$—	$—	$—
	Tax gross ups	$—	$—	$—	$—	$—	$—	$—
	Total	$9,891,598	$12,242,718	$—	$5,328,055	$5,328,055	$—	$—

Kevin G. Wills	Severance pay (1)	$1,560,000	$2,160,000	$—	$—	$—	$—	$—
	Bonus pay (1)	$—	$360,000	$—	$—	$—	$—	$—
	Accelerated restricted stock/performance share vesting (2)	$726,631	$1,736,578	$—	$1,736,578	$1,736,578	$—	$—
	Health care benefits continuation (3)	$22,690	$22,690	$—	$—	$—	$—	—
	Outplacement services (4)	$15,000	$15,000	$—	$—	$—	$—	$—
	Tax gross ups	$—	$—	$—	$—	$—	$—	$—
	Total	$2,324,321	$3,934,268	$—	$1,736,578	$1,736,578	$—	$—

Ronald Frasch	Severance pay (1)	$2,887,500	$2,887,500	$—	$—	$—	$—	—
	Bonus pay (1)	$787,500	$787,500	$—	$—	$—	$—	—
	Accelerated restricted stock/performance share vesting (2)	$2,165,734	$2,883,415	$—	$2,165,734	$2,165,734	$—	$—
	Health care benefits continuation (3)	$22,690	$22,690	$—	$—	$—	$—	—
	Outplacement services	$—	$—	$—	$—	$—	$—	$—
	Tax gross ups	$—	$—	$—	$—	$—	$—	$—
	Total	$5,863,424	$6,581,105	$—	$2,165,734	$2,165,734	$—	$—

Carolyn Biggs	Severance pay (1)	$1,125,000	$1,125,000	$—	$—	$—	$—	—
	Bonus pay (1)	$225,000	$225,000	$—	$—	$—	$—	—
	Accelerated restricted stock/performance share vesting (2)	$402,746	$618,975	$—	$618,975	$618,975	$—	$—
	Health care benefits continuation (3)	$16,043	$16,043	$—	$—	$—	$—	—
	Outplacement services (4)	$—	$—	$—	$—	$—	$—	$—
	Tax gross ups	$—	$—	$—	$—	$—	$—	$—
	Total	$1,768,790	$1,985,018	$—	$618,975	$618,975	$—	$—

Michael Rodgers	Severance pay (1)	$950,000	$950,000	$—	$—	$—	$—	—
	Bonus pay	$190,000	$190,000	$—	$—	$—	$—	—
	Accelerated restricted stock/performance share vesting (2)	$237,686	$453,915	$—	$453,915	$453,915	$—	$—
	Health care benefits continuation	$22,690	$22,690	$—	$—	$—	$—	—
	Outplacement services	$—	$—	$—	$—	$—	$—	$—
	Tax gross ups	$—	$—	$—	$—	$—	$—	$—
	Total	$1,400,376	$1,616,605	$—	$453,915	$453,915	$—	$—

(1)

Under the terms of each Named Executive Officer’s employment agreement, in the event of termination prior to a change in control, each executive would be entitled to severance and bonus payments equal to two times base salary plus one times bonus target. In anticipation of, upon, or following change in control:

(i) Mr. Sadove would be entitled to two times base salary plus two times target bonus; (ii) Mr. Frasch would be entitled to two times base salary plus one times target bonus (iii) Mr. Wills would be entitled to three times base salary plus one times target bonus; (iii) Mr. Rodgers would be entitled to two times base salary plus one times target bonus and (iv) Ms. Biggs would be entitled to two times base salary plus one times target bonus. In the event of termination of employment due to retirement, death or disability, no severance would be paid to any of the Named Executive Officers.

(2)	The total value of accelerated restricted and/or performance shares is based on shares outstanding as of February 2, 2008 as shown in the “Outstanding Equity Awards at Fiscal Year End—2007” table. Value is determined by multiplying the number of accelerated shares by the closing price of the Common Stock on the NYSE on February 1, 2008.
(3)	Health Care Benefits continuation value is based on 18 months of COBRA coverage calculated using the current monthly rate.
(4)	Outplacement services for Mr. Wills are contractual and based on a six-month rate with the Company’s current vendor.

See “Executive Compensation—Employment Agreements” for an explanation of the specific circumstances that would trigger payments or the provision of other benefits, including perquisites and health-care benefits, to each of the Named Executive Officers upon termination without cause or for good reason (before and after a change in control), voluntary termination, death, disability, and change in control. In addition, see “Executive Compensation—Employment Agreements” for a description of payments and other benefits provided to Messrs. Martin and Coggin in connection with their terminations of employment with the Company.

The 2004 Plan provides that in the event of a change in control the treatment of awards will be determined by the Board of Directors and will depend on the nature of the transaction or event and the consideration being received by shareholders. As described below, awards will vest either upon a change in control or upon a termination of employment or termination of service on the Board of Directors within two years following a change in control, depending upon the transaction or event giving rise to the change in control, the type of award and the nature of the termination of employment.

In the case of a merger or similar transaction in which the shareholders do not receive publicly traded common stock, all outstanding awards, other than performance-based awards, will be vested in full and “cashed-out” by the Company. Performance-based awards will be vested based on the portion of the performance period that has elapsed as of the date of the change in control.

In the case of a merger or similar transaction in which the shareholders receive publicly traded common stock of the acquiring company, options, stock appreciation rights, and other awards payable in such common stock will be substituted for options, rights and other awards under the 2004 Plan, except for performance-based awards. Performance-based awards will continue as performance-based awards if the acquiring company substitutes comparable performance measures. If the acquiring company does not substitute comparable performance measures, only the time-based restrictions of such awards will continue.

Except as described above, options and stock appreciation rights will not become exercisable in full and other awards will not vest upon a change in control, but if the employment or service of the holder of an award is terminated within two years following the occurrence of such change in control under circumstances, in the case of an employee, in which such employee is entitled to receive a severance payment, and under all circumstances in the case of a director, awards held by such holder will be vested in full (except for performance-based awards) and, in the case of options and stock appreciation rights, the holder will have three years in which to exercise such awards. Performance-based awards will be vested based on the portion of the performance period that has elapsed as of the date of the termination of employment or service on the Board of Directors.

The employment agreements with each of the Named Executive Officers provide that the Company’s obligation to pay, and otherwise make available to, the executive the severance benefits described in the employment agreement is subject to the Company’s receipt of a written release, executed and delivered by the executive, in which the executive releases the Company and its affiliates from all claims of, and liabilities and obligations to, the executive arising out of his or her employment agreement.

The employment agreements with Messrs. Sadove, Frasch, Wills and Rodgers and Ms. Biggs each generally provides for the following:

•	The executive will maintain the confidentiality of the Company’s proprietary and confidential information;

•

For one year following termination of employment each executive will not engage in specified categories of associations with specified competitors, will not disparage the Company, and will not solicit any employee of the Company to leave that employment;

•

Except for the Company’s right to an injunction to prevent any violation of the executive’s covenants with respect to non-competition, non-solicitation, confidentiality and non-disparagement, all disputes and controversies between the Company and the executive, whether relating to the executive’s employment agreement or otherwise, will be settled by arbitration;

•

If any executive brings an action to enforce his or her rights under the employment agreement, the Company will reimburse the executive for the executive’s costs, including attorney’s fees incurred, with interest thereon, provided that if such action includes a finding denying the executive’s claims in total, the executive will be required to reimburse the Company over a 12-month period; and

•

The executive will reasonably cooperate in good faith with the Company as and when requested by the Company with regard to all current and future internal and government inquiries and investigations, litigation and administrative agency proceedings, and other legal or accounting matters and, following termination of the employment agreement, the Company will reimburse the executive for his or her reasonable out-of-pocket expenses and, except in specified situations, pay the executive for his or her services $4,000 per day ($375 per hour with respect to Mr. Wills).

Indemnification Agreements

The Company has entered into indemnification agreements with each of the Company’s non-employee directors and each of the Named Executive Officers (each an “Indemnitee”). Each of the indemnification agreements provides, among other things, that the Indemnitee shall have a contractual right (i) to indemnification to the fullest extent permitted by applicable law for losses suffered or expenses incurred in connection with any threatened, pending, or completed litigation or other proceeding relating to the Indemnitee’s service as a director or officer of the Company, (ii) subject to certain limitations and procedural requirements, to the advancement of expenses paid or incurred in connection with such litigation or other proceeding, (iii) to certain procedural and other protections effective upon a change in control of the Company, including but not limited to the creation of a trust for the benefit of the Indemnitee, and (iv) to coverage under the Company’s directors’ and officers’ insurance policy, to the extent that the Company maintains such an insurance policy.

Director Compensation

Each director who is not employed by the Company receives an annual fee of $50,000, $2,000 for attendance at each Board meeting and $2,000 for attendance at each meeting of a committee of which the director is a member (and $1,000 for participation by telephone in a Board or committee meeting). Immediately following each annual meeting of shareholders, each non-employee director is also awarded 4,000 shares of restricted stock. The Audit Committee Chairperson receives an additional annual fee of $15,000, the HRCC Chairperson receives an additional annual fee of $10,000, and the Finance Committee Chairperson receives an additional annual fee of $7,500. The Lead Director of the Company, who is also the Chairperson of the Corporate Governance Committee pursuant to its charter, receives an additional annual retainer of $20,000. Directors are reimbursed for expenses in connection with their services as directors of the Company. Directors not employed by the Company may elect to receive fees in cash or to participate in the DCP.

Upon initial election or appointment to the Board, each non-employee director is awarded 5,000 shares of restricted stock. The restriction period is ten years, with 30% lapsing on the third anniversary and 10% lapsing on each anniversary date of the award thereafter. The restrictions will fully lapse on the earlier of the tenth anniversary of the grant date or upon retirement. Restrictions on these annual awards of stock lapse upon retirement or resignation from the Board. Directors may elect to defer awards of restricted stock into the DCP. All restricted stock awards to directors are made under the 2004 Plan.

The HRCC periodically reviews the compensation program for non-employee directors in comparison to the practices of a select group of retailers including Nordstrom, Inc., Macy’s, Inc., Coach, Inc., Ann Taylor Stores Corporation, Abercrombie & Fitch Co., Liz Claiborne, Inc., J Crew Group, Inc., Polo Ralph Lauren Corporation, The Talbots, Inc., Aeropostale, Inc., and American Eagle Outfitters, Inc. Based upon this review, the HRCC recommends to the Board of Directors adjustments to the compensation of non-employee directors to bring director compensation in line with competitive practices. The pay objective for non-employee directors is to provide a competitive level and mix of compensation that enhances the Company’s ability to attract and retain highly qualified directors. The mix of compensation reinforces the alignment of directors’ interests with those of shareholders through the granting of restricted stock, provides cash compensation which reflects the demands on the directors in serving on the Board of Directors and on Board committees, and provides additional incentive for those directors who serve as chairs of the various Board committees.

Director Compensation—2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Stanton J. Bluestone	$77,000	$76,080	—	—		$153,080
Robert B. Carter	$87,000	$76,080	—	—		$163,080
Ronald de Waal	$79,125	$76,080	—	—		$155,205
Julius W. Erving (4)	$35,833	—	—	—		$35,833
Michael S. Gross	$72,000	$76,080	—	—		$148,080
Donald E. Hess	$108,458	$76,080	—	$11,817	(6)(8)	$196,355
Marguerite W. Kondracke	$85,000	$76,080	—	—		$161,080
Jerry W. Levin (5)	$16,500	$93,850	—	—		$110,350
Nora P. McAniff	$80,000	$76,080	—	—		$156,080
C. Warren Neel	$102,000	$76,080	—	$2,232	(7)(8)	$180,312
Christopher J. Stadler	$102,000	$76,080	—	—		$178,080

(1)	One stock award was granted to each director on June 6, 2007 at a grant date fair value of $19.02 per share. The stock will vest upon retirement from the Board. Mr. Bluestone (4,000 shares); Mr. Carter (4,000 shares); Mr. de Waal (4,000 shares); Mr. Gross (4,000 shares); Mr. Hess (4,000 shares); Ms. Kondracke (4,000 shares); Ms. McAniff (4,000 shares); Mr. Neel (4,000 shares); and Mr. Stadler (4,000 shares). On November 26, 2007, Jerry W. Levin was elected to the Board of Directors and received 5,000 shares at a grant date fair value of $18.77 per share. The stock will vest upon retirement from the Board.
(2)	Aggregate option and unvested stock holdings for each director as of Fiscal 2007 year end are as follows: Mr. Bluestone (10,000 shares); Mr. Carter (15,000 shares); Mr. de Waal (75,063 options, 18,000 shares); Mr. Erving (84,355 options); Mr. Gross (27,545 options, 12,000 shares); Mr. Hess (54,878 options, 8,000 shares); Ms. Kondracke (13,083 options, 12,000 shares); Mr. Levin (5,000 shares); Ms. McAniff (13,773 options, 10,000 shares); Dr. Neel (4,821 options, 12,000 shares); and Mr. Stadler (24,101 options, 12,000 shares).

(3)	The amounts shown in this column reflect restricted stock awards granted in 2007. The amounts are based on the amount recognized for financial statement reporting purpose during 2007 pursuant to FAS 123(R).
(4)	Mr. Erving retired from the Board of Directors on June 6, 2007.
(5)	Mr. Levin was elected to the Board of Directors on November 26, 2007.
(6)	Includes (i) cell phone reimbursement; (ii) home security; (iii) club membership; and (iv) personal airplane use.
(7)	Amount represents personal airplane use.
(8)	The amounts shown for the use of the corporate aircraft are based on the incremental cost to the Company as a result of personal flight activity. The following items are taken into account in determining the variable cost for the number of flight hours used: fuel, maintenance labor, parts, landing/parking, crew travel, and supplies/catering.

Certain Transactions and Other Matters

The Company or one of its subsidiaries may occasionally enter into transactions with “related persons.” Related persons include the Company’s executive officers, directors, nominees for directors, 5% or more beneficial owners of the Common Stock, and immediate family members of these persons. Transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest are considered “related person transactions.” Each related person transaction must be approved or ratified in accordance with the Company’s written Related-Person Transaction Policy by the Audit Committee of the Board of Directors or, if the Audit Committee of the Board of Directors determines that the approval or ratification of such related-person transaction should be considered by all disinterested members of the Board of Directors, by the vote of a majority of such disinterested members. The Company’s Related-Person Transaction Policy is available at www.saksincorporated.com.

In accordance with the Company’s Related-Person Transaction Policy, the Audit Committee considers all relevant factors when determining whether to approve a related-person transaction including, without limitation, the following:

•	the nature and extent of the Company’s participation in the transaction;

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction involves a conflict of interest or the appearance of a conflict of interest; and

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

On September 12, 2006, Saks & Company (“Saks & Co.”), a wholly owned subsidiary of the Company, entered into a Consulting and License Agreement (the “License Agreement”) with Operadora de Tiendas Internacionales, S.A. de C.V. (“OTI”), which was later amended to add as a licensee Prestadora de Servicios OTI, S.A. de C.V. (“PSO”, and together with “OTI”, the “Licensees”). The licensees are both controlled by the Slim family, an owner of more than 5% of the Company’s Common Stock. See “Outstanding Voting Securities.” The License Agreement grants the Licensees jointly a non-transferable, non-assignable and non-sublicensable exclusive license to use “Saks Fifth Avenue” and related trademarks with respect to a retail location in the Santa Fe development in Mexico City, Mexico (the “Santa Fe Location”) to be operated by the Licensees using the same standard of quality embodied by the flagship Saks Fifth Avenue Store on Fifth Avenue in New York. Once the Licensees open the Santa Fe Location and achieve sales of $50 million, they will have the right, subject to Saks & Co.’s approval in its sole discretion and the satisfaction of other conditions, to open one or more additional retail locations in Mexico. The License Agreement has an initial term of 15 years and the Licensees have an option to extend the term for an additional 10 years. Saks & Co. has approval rights over all material aspects of the operation of retail locations covered by the License Agreement, including store design and construction, décor, marketing, merchandise planning, and management selection. As consideration for the license grant, the Licensees will pay Saks & Co. an annual $500,000 license fee (which is subject to CPI adjustment during the renewal term), plus a percentage of net sales over a base amount, and consulting fees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and persons who own more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s Common Stock.

To the Company’s knowledge, based solely on a review of reports filed during or with respect to 2007 by the Company’s directors, executive officers, and persons who own more than 10% of the Company’s Common Stock, and written representations by directors and executive officers that no other reports were required to be filed, all Section 16 filing requirements applicable to the Company’s directors, executive officers, and persons who own more than 10% of the Company’s Common Stock were satisfied, except for five late reports by Mr. Sadove relating to two deferrals of restricted stock in 2004 and the reinvestment of three special dividend equivalents in 2004 and 2006 under the Company’s DCP. In addition, four late reports were filed for Thomas Matthews, an executive officer of the Company, relating to bi-weekly deferrals of his salary into the Company stock fund, an investment option consisting of hypothetical Common Stock, in the DCP during 2007, and a cash distribution in February 2007 representing a portion of a 2004 grant of restricted stock that had been deferred pursuant to the DCP. In the case of Mr. Sadove, these late reports did not relate to grants of awards or to purchases or sales of stock, but instead were responsive to two highly technical reporting rules. First, the vesting of restricted stock is not a reportable event, but the deferral of receipt of restricted stock upon vesting, as in the case of Mr. Sadove’s two deferrals in 2004, is subject to the reporting rules. Second, the three reinvestments of dividend equivalents by Mr. Sadove, one in 2004 and two in 2006, would not have been reportable had the Company maintained a dividend reinvestment program, but because the Company does not pay regular cash dividends, it does not maintain such a program, resulting in these three reinvestments being subject to the reporting rules. In the case of Mr. Matthews, his elections to defer his stock award grant and a portion of his salary into the Company stock fund, both of which occurred prior to his becoming an executive officer, are treated as investments in phantom stock of the Company. Accordingly, both his bi-weekly deferral of a portion of this salary, which is treated as an acquisition of phantom stock of the Company, and his cash distribution of a portion of his 2004 stock grant, which is treated as the sale of phantom stock, are subject to the reporting rules.

Shareholders’ Proposals or Nominations for 2009 Annual Meeting

Proposals for shareholder action which eligible shareholders wish to have included in the Company’s proxy statement mailed to shareholders in connection with the Company’s 2009 Annual Meeting must be received by the Company’s General Counsel at 12 E. 49th Street, New York, New York 10017 by December 23, 2008. Under the By-laws, in order for a matter to be brought before the 2009 Annual Meeting, or for a shareholder to nominate persons for election to the Board of Directors at the 2009 Annual Meeting, the shareholder must give the Company notice at its corporate headquarters at 12 E. 49th Street, New York, New York 10017 by December 23, 2008.

If you wish to make a nomination to the Board, your notice must include the following information: (a) the name, age, business address, and residence address of the nominee, (b) the principal occupation or employment of such person, (c) the number of shares of Common Stock of the Company that are beneficially owned by such person, (d) any other information about such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, (e) the name and address of the shareholder giving notice, (f) the number of shares of Common Stock that are beneficially owned by such shareholder, and (g) descriptions of all arrangements or understandings between the shareholder and each nominee and any other person pursuant to which the nomination or nominations are to be made by the shareholder.

If you wish to propose an item of business, your notice must include the following information: (a) a brief description of the proposal desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (c) the number of shares of Common Stock of the Company that are beneficially owned by the shareholder, and (d) any financial interest of the shareholder in such proposal.

Listing of Shareholders

A complete list of the shareholders entitled to vote at the Annual Meeting of the Shareholders, to be held on June 4, 2008, is available for inspection through the Annual Meeting date at the principal office of the Company, upon written request to the Company by a shareholder, and at all times during the Annual Meeting at the place of the meeting.

Annual Report on Form 10-K

The Annual Report on Form 10-K for 2007, including the financial statements and schedules but excluding the exhibits thereto, required to be filed with the Securities and Exchange Commission, is being made available as provided in the Notice of Internet Availability of Proxy Materials with this Proxy Statement but is not to be considered as a part hereof.

By order of the Board of Directors,

Julia Bentley

Secretary

New York, New York

April 22, 2008

SAKS INCORPORATED 12 E. 49TH STREET NEW YORK, NEW YORK 10017

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Saks Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Saks Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SAKSI1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

SAKS INCORPORATED		For	Withhold	For All	To withhold authority to vote for any individual
		All	All	Except	nominee(s), mark “For All Except” and write the
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2 AND A VOTE					number(s) of the nominee(s) on the line below.
“AGAINST” ITEM 3.		☐	☐	☐
Vote On Directors
1. ELECTION OF DIRECTORS
Class I Nominee:
01) Jerry W. Levin
Class II Nominees:
02) Michael S. Gross
03) Nora P. McAniff
04) Stephen I. Sadove

Vote on Proposals						For	Against	Abstain

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year ending January 31, 2009.						☐	☐	☐

3. Shareholder Proposal - Cumulative voting for the election of directors.						☐	☐	☐

4. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2 and AGAINST item 3. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended February 2, 2008 are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS June 4, 2008

The undersigned hereby appoints Stephen I. Sadove or Julia A. Bentley, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Saks Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 11:30 a.m. Eastern Time on Wednesday, June 4, 2008, at the Ritz-Carlton Buckhead, 3434 Peachtree Road, Atlanta, Georgia 30326, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ________________________________________________________
_________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE